[EXECUTION COPY]

                                                           EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF MARCH 31, 2001

                                  BY AND AMONG

                         DONNA KARAN INTERNATIONAL INC.,

                      LVMH MOET HENNESSY LOUIS VUITTON INC.

                                       AND

                              DKI ACQUISITION, INC.


                                TABLE OF CONTENTS



1.       CERTAIN DEFINED TERMS..............................................2


2.       THE MERGER.........................................................7

2.1.     The Merger.........................................................7
2.2.     Closing............................................................8
2.3.     Effective Time of the Merger.......................................8
2.4.     Effects of the Merger..............................................8

3.       EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
         CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES.................9

3.1.     Effect on Capital Stock............................................9
3.2.     Conversion of Shares...............................................9
3.3.     Payment for Shares................................................10
3.4.     Stock Transfer Books..............................................11

3.5.     STOCK OPTION PLANS AND OTHER EQUITY-BASED AWARDS..................11

3.6.     Dissenting Shares.................................................12

4.       REPRESENTATIONS AND WARRANTIES....................................13

4.1.     General Statement.................................................13
4.2      Representations and Warranties of the Company.....................13
4.3.     Representations and Warranties of LVMH and Acquisition Sub........25

5.       COVENANTS RELATING TO CONDUCT OF BUSINESS.........................27

5.1.     Affirmative Covenants of the Company..............................27
5.2.     Certain Other Covenants of the Company............................28
5.3.     LVMH Consents.....................................................31

6.       ADDITIONAL AGREEMENTS.............................................31

6.1.     Access to Information; Confidentiality............................31
6.2.     Acquisition Proposal..............................................32
6.3.     Fees and Expenses.................................................33
6.4.     Brokers or Finders................................................33
6.5.     Indemnification and Insurance.....................................33
6.6.     Reasonable Best Efforts; Cooperation..............................35
6.7.     Publicity.........................................................36
6.8.     Intentionally Omitted.............................................36
6.9.     Notification of Certain Matters...................................36
6.10.    Trustees..........................................................37
6.11.    Preparation and Filing of Proxy Statement and
         Schedule 13E-3; Stockholders' Meeting.............................37
6.12.    Intentionally Omitted.............................................37
6.13.    Employment Matters................................................38
6.14.    Covenants of LVMH.................................................38
6.15.    Obligations of LVMH and Acquisition Sub...........................38

7.       CONDITIONS PRECEDENT..............................................38

7.1.     Conditions to the Company's Obligations...........................38
7.2.     Conditions to LVMH's and Acquisition Sub's Obligations............39
7.3.     Conditions to Each Party's Obligations............................39

8.       TERMINATION AND AMENDMENT.........................................40

8.1.     Termination.......................................................40
8.2.     Effect of Termination.............................................41
8.3.     Amendment.........................................................42
8.4.     Extension; Waiver.................................................42
8.5.     Special Committee.................................................43

9.       MISCELLANEOUS.....................................................43

9.1.     Notices...........................................................43
9.2.     Nonsurvival of Covenants and Agreements...........................44
9.3.     Entire Agreement; No Third Party Beneficiaries....................44
9.4.     Assignment........................................................45
9.5.     Director, Officer and Stockholder Liability.......................45
9.6.     Specific Performance..............................................45
9.7.     Effectiveness.....................................................45
9.8.     Legal Holiday.....................................................45
9.9.     Construction......................................................45
9.10.    Governing Law.....................................................46
9.11.    Remedies Cumulative...............................................46
9.12.    Counterparts......................................................46
9.13.    Severability......................................................46
9.14.    Submission to Jurisdiction; Waivers...............................46
9.15.    Definition of Knowledge...........................................46




                                       ii

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                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------


     THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), made as of March 31, 2001, by and among Donna Karan International Inc., a Delaware corporation (the "COMPANY"), LVMH Moet Hennessy Louis Vuitton Inc., a Delaware corporation ("LVMH"), and DKI Acquisition, Inc., a Delaware corporation and a direct wholly-owned subsidiary of LVMH ("ACQUISITION SUB"),


                          W I T N E S S E T H: T H A T
                          ----------------------------

     WHEREAS, the Boards of Directors of each of LVMH, Acquisition Sub and the Company have approved, and each deems it advisable and in the best interests of its stockholders to consummate, the acquisition of the Company by LVMH by means of the merger (the "MERGER") of Acquisition Sub with and into the Company, upon the terms and subject to the conditions set forth herein, and

         WHEREAS, as a result of the Merger, Acquisition Sub will be merged with and into the Company, and the Company will be the surviving corporation (the Company, as such surviving corporation, the "SURVIVING CORPORATION"), and

         WHEREAS, as a result of the Merger, the outstanding shares of the Common Stock of the Company, the Class A Common Stock and the Class B Common Stock of the Company (each as hereafter defined) (collectively, the "COMPANY COMMON STOCK") will be converted into the right to receive, and become exchangeable for, the Merger Consideration (as hereafter defined), and

         WHEREAS, as a condition and inducement to the Company's, LVMH's and Acquisition Sub's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, the Company, LVMH, Acquisition Sub, Donna Karan, Stephan Weiss and the Trusts (as hereafter defined and, collectively with Donna Karan and Stephan Weiss, the "DK/SW STOCKHOLDERS") are entering into a voting agreement (the "DK AGREEMENT") pursuant to which the DK/SW Stockholders have agreed to vote their respective shares of Company Common Stock in favor of the Merger, and

         WHEREAS, as a condition and inducement to LVMH and Acquisition Sub's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, LVMH, Acquisition Sub, Takihyo Inc., Tomio Taki, and Frank Mori are entering into a voting agreement (collectively with the DK Agreement, the "VOTING AGREEMENTS") pursuant to which, among other things, they have agreed to vote their respective shares of Company Common Stock in favor of the Merger, and

         WHEREAS, as a result of the Merger, the outstanding shares of Acquisition Sub will be converted into shares of stock of the Surviving Corporation, and

         WHEREAS, after the Merger, the merger of Karma Acquisition, Inc. with and into the Surviving Corporation and assuming the exercise of all options by the DK/SW Stockholders,

LVMH will beneficially own 85.7% of the issued and outstanding common stock of the Surviving Corporation and 100% of the issued and outstanding shares of the Series A Preferred Stock of the Surviving Corporation and the DK/SW Stockholders will, collectively, beneficially own 14.3% of the issued and outstanding common stock of the Surviving Corporation, and

         WHEREAS, LVMH, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the consummation thereof,

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

         "ACQUISITION PROPOSAL" shall mean any agreement, offer or proposal for, any indication of interest in, or any submission of inquiries from any Person (other than the Merger) for: (i) any merger, consolidation, share exchange, recapitalization, reorganization, business combination, or other similar transaction involving the Company or any of its Subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition relating to 25% or more of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any sale, transfer, encumbrance, or issuance of 25% or more of any class of the outstanding shares of capital stock of the Company or any of its Subsidiaries in a single transaction or series of related transactions; (iv) any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any Person beneficially owning 25% or more of any class of equity securities of the Company or any of its Subsidiaries; or (v) any other transaction the consummation of which could reasonably be expected to prevent or materially delay the Merger.

         "AFFILIATE" of any Person shall mean any other Person (i) which controls such first Person, (ii) which such first Person controls, or (iii) which is under common control with such first Person.

         "AGREEMENT" shall mean this Agreement as the same may be amended or modified in accordance with SECTION 8.3 below.

         "ANTITRUST DIVISION" shall mean the Antitrust Division of the United States Department of Justice.

         "CERTIFICATES" shall mean certificates, which, immediately prior to the Effective Time, evidenced outstanding shares of Company Common Stock.

         "CLAIMS" shall mean any and all options, proxies, voting trusts, voting agreements, judgments, pledges, charges, escrows, rights of first refusal or first offer, mortgages, indentures, claims, transfer restrictions, liens, security interests and other encumbrances of every kind and nature whatsoever, whether arising by agreement, operation of law or otherwise, in each case other than Permitted Encumbrances.

         "CLASS A COMMON STOCK" shall mean the Company's Class A common stock, par value $0.01 per share.

         "CLASS B COMMON STOCK" shall mean the Company's Class B common stock, par value $0.01 per share.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended. All citations to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto.

         "COMMON STOCK" shall mean the Company's common stock, par value $0.01 per share.

         "COMPANY BENEFIT PLAN" shall mean all employee benefit plans, whether oral or written, under which any current or former employee or director of the Company or any of its ERISA Affiliates has any present or future right to benefits and which is contributed to, sponsored by or maintained by the Company or any of its ERISA Affiliates or to which the Company or any of its ERISA Affiliates has any obligation or liability, contingent or otherwise, including the Equity Incentive Plans, the Donna Karan International Inc. Voluntary Deferred Compensation Plan for Non-Employee Directors, the Donna Karan International Inc. Executive Incentive Plan, the Donna Karan International Inc. Wealth Accumulation Plan, the Donna Karan International Inc. Deferred Bonus Plan, each as amended and currently in force on the date hereof, and any other material plan, program, agreement or arrangement providing for the payment, issuance or grant of any performance or other compensation awards or benefits to any employees, consultants, officers or directors of the Company or its ERISA Affiliates.

         "COMPANY CERTIFICATE OF INCORPORATION" shall mean the Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware, including all amendments thereto.

         "DGCL" shall mean the Delaware General Corporation Law, as amended.

         "DKI LICENSE AGREEMENT" shall mean the Agreement dated as of July 3, 1996 between Gabrielle Studio, Inc. and Donna Karan Studio, as amended.


         "DK/SW AGREEMENTS" shall mean the DK Agreement, the Stockholders Agreement, the Bylaws of the Company, as amended, the Employment Agreement dated as of July 3, 1996 between the Company and Donna Karan, as amended, the License Agreement dated as of February 20, 2001 between Gabrielle Studio, Inc. and GD II LLC, the Employment Agreement dated as of July 3, 1996 between the Company and Stephan Weiss, as amended, the Voting Agreement dated as of July 3, 1996 among the Company, Donna Karan, Stephan Weiss, Tomio Taki and Frank R. Mori, and the Agreement between Donna Karan Studio and Urban Zen, LLC dated as of October 29, 1998, as amended.


     "EC MERGER REGULATION" shall mean Council Regulation No. 4064/89 of the European Community, as amended.


     "EQUITY INCENTIVE PLANS" shall mean the Donna Karan International Inc. 1996 Non-Employee Director Stock Option Plan, the Donna Karan International Inc. 1996 Stock Incentive

Plan, the Donna Karan International Inc. 1998 Non-Employee Director Restricted Stock Plan, and any other plan, program, agreement or arrangement providing for the issuance or grant of any interest in respect of the capital stock of the Company or any Affiliate.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

         "FTC" shall mean the United States Federal Trade Commission.

         "GAAP" shall mean generally accepted accounting principles in the United States.

         "GOVERNMENTAL AUTHORITY" shall mean any court or any agency, commission, department (including the executive department) or body of any municipal, township, county, local, state, federal or foreign governmental, regulatory, administrative, judicial or quasi-governmental unit, entity or authority.

         "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "INTELLECTUAL PROPERTY" shall mean (i) all Trademarks, together with information regarding all registrations and pending applications to register any such Trademarks; (ii) all proprietary formulations, manufacturing methods, inventions, designs, know-how and trade secrets; (iii) Internet technologies, designs and domain names; (iv) all patents on and pending applications to patent any technology or design; (v) all copyrights, whether or not registered; (vi) all licenses of rights in Trademarks, patents, copyrights, unpatented formulations, manufacturing methods and other know-how, including those to or by the Company; and (vii) all goodwill associated with any of the above, in each case owned, used or held for use by the Company or any of its Subsidiaries.

         "IRS" shall mean the United States Internal Revenue Service.

         "LAW" shall mean any federal, state, local or foreign statute, law, ordinance, rule, code, order or regulation of any Governmental Authority.

         "MATERIAL ADVERSE EFFECT" shall mean, with respect to any party, any events, changes or effects which, individually or in the aggregate, would have a material adverse effect on the business, operations, assets, condition (financial or otherwise) or results of operations of such party and its Subsidiaries, taken as a whole; provided, however, that in determining whether there has been a Material Adverse Effect, any adverse effect principally attributable to any of the following shall be disregarded: (i) general economic, business, industry or financial market conditions; (ii) the taking of any action permitted or required by this Agreement; (iii) the announcement or pendency of the Merger, including any suit, action or proceeding arising in connection with the Merger; (iv) in the case of a Material Adverse Effect on the Company, the breach of this Agreement by LVMH or Acquisition Sub; (v) in the case of a Material Adverse Effect on LVMH, the breach of this Agreement by the Company;
(vi) in the case of a Material Adverse Effect on the Company, the breach by Gabrielle Studio, Inc. of any of its obligations under the DKI License Agreement or the failure of Gabrielle Studio, Inc. to act in good faith and in accordance with its judgment, which shall be exercised in a commercially reasonable manner, under the DKI License Agreement; (vii) in the case of a Material Adverse Effect on the Company, the breach by any of the DK/SW Stockholders or any of their respective Affiliates of any of the DK/SW Agreements or the failure of any of the DK/SW Stockholders or any of their respective Affiliates to act in good faith and in accordance with their judgment, which shall be exercised in a commercially reasonable manner, under any of the DK/SW Agreements; (viii) in the case of a Material Adverse Effect on the Company, the approval by LVMH or Acquisition Sub of any action prohibited by
SECTION 5.2; and (ix) in the case of a Material Adverse Effect on the Company, the failure of LVMH or Acquisition Sub to approve of any action prohibited by
SECTION 5.2.

         "PERMITTED ENCUMBRANCES" shall mean, only to the extent that they would not have a Material Adverse Effect, (i) Claims for Taxes, assessments or governmental charges or levies not yet due or delinquent and being diligently contested in good faith, (ii) statutory Claims of carriers, warehousemen, mechanics, materialmen and the like arising in the ordinary course of business and for obligations not yet due and payable, (iii) recorded easements, restrictive covenants, rights of way and other similar imperfections of title,
(iv) zoning, building and other similar restrictions and (v) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation.

         "PERSON" shall mean any individual, partnership, corporation, limited liability company, joint venture, trust, firm, association, unincorporated organization or other entity.

         "REPRESENTATIVE" of a Person shall mean that Person's employees, officers, directors, representatives (including any investment banker, attorney or accountant), agents or Affiliates.

         "SEC" shall mean the United States Securities and Exchange Commission.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

         "SUBSIDIARY" shall mean, with respect to any Person, any other Person whether incorporated or unincorporated, of which: (i) such first Person or any other Subsidiary of such first Person is, directly or indirectly, a general partner; (ii) voting power to elect, directly or indirectly, a majority of the Board of Directors or others performing similar functions with respect to such second Person is held by such first Person or by any one or more of its Subsidiaries, or by such first Person and any one or more of its Subsidiaries; or (iii) at least 50% of the equity, other securities or other interests in such second Person is, directly or indirectly, owned or controlled by such first Person or by any one or more of its Subsidiaries, or by such first Person and any one or more of its Subsidiaries.

         "TAKEOVER STATUTES" shall mean any "fair price," "moratorium," "control share acquisition," "interested shareholder" or other similar anti-takeover statute or regulation known to the Company (after consultation with legal counsel) to apply to the Merger and the Voting Agreements (including Section 203 of the DGCL).

         "TAX" (and, with correlative meaning, "TAXES") shall mean (i) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid by the Company or any of its Subsidiaries, payroll, employment, excise, production, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and/or any penalty, addition to tax or additional amount imposed by any taxing authority, (ii) any liability of the Company or any of its Subsidiaries for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated or consolidated group or arrangement whereby liability of the Company or any of its Subsidiaries for the payment of such amounts was determined or taken into account with reference to the liability of any other Person for any period, and (iii) liability of the Company or any of its Subsidiaries with respect to the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other Person.

         "TAX RETURN" shall mean all returns, declarations, reports, estimates, information returns and statements required to be filed by or with respect to the Company or any of its Subsidiaries in respect of any Taxes, including (i) any consolidated federal income Tax return in which the Company or any of its Subsidiaries is included and (ii) any state, local or foreign income Tax returns filed on a consolidated, combined or unitary basis (for purposes of determining tax liability) in which the Company or any of its Subsidiaries is included.

         "TRADEMARKS" shall mean all registered or common law trademarks, derivative marks and abbreviations thereof and associated trademarks, service marks, service names, tag lines, slogans, graphics, symbols, domain names, logos, trade names and business names, trade dress and the like, all registrations and applications for registration of the foregoing, and all goodwill associated therewith.

         "TRUSTS" shall mean, collectively, the Trust FBO Lisa Weiss Keyes, Corey Weiss and Gabrielle Karan U/A/D 2/2/96, the 2000 Stephan Weiss Revocable Trust and the Stephan Weiss and Donna Karan Alaska Community Property Trust.

         In addition to the terms defined above, the following capitalized terms shall have the meanings set forth in the referenced section:


           TERM                                          SECTION WHERE DEFINED
           ----                                          ---------------------
           ACQUISITION SUB                                      Preamble
           AGREEMENT                                            Preamble
           CERTIFICATE OF MERGER                                  2.3
           CLOSING                                                2.2
           CLOSING DATE                                           2.2
           COBRA                                               4.2.11(i)
           COMPANY                                              Preamble
           COMPANY COMMON STOCK                                 Premises
           COMPANY DEBT                                          4.2.3
           COMPANY LITIGATION                                    4.2.8
           COMPANY ORDER                                         4.2.8
           COMPANY PERMITS                                       4.2.7
           COMPANY PREFERRED STOCK                               4.2.3
           COMPANY RESTRICTED SHARE                              3.5.3


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


           TERM                                          SECTION WHERE DEFINED
           ----                                          ---------------------
           COMPANY SEC DOCUMENTS                                 4.2.5
           COMPANY STOCKHOLDER APPROVAL                          4.2.15
           COMPANY STOCKHOLDERS' MEETING                         6.11.4
           CONFIDENTIALITY AGREEMENT                              6.1
           CONSTITUENT CORPORATIONS                               2.1
           CORPORATE TAKEOVER PROVISIONS                         4.2.22
           DISCLOSURE SCHEDULES                                   4.1
           DISSENTING SHARES                                     3.6.1
           DK AGREEMENT                                         Premises
           DK/SW STOCKHOLDERS                                   Premises
           EFFECTIVE TIME                                         2.3
           ERISA AFFILIATE                                     4.2.11(i)
           FINANCIAL ADVISOR                                     4.2.14
           INJUNCTION                                            7.3.3
           LVMH                                                 Preamble
           LVMH S.A.                                              6.15
           MATERIAL CONTRACTS                                  4.2.19(i)
           MEETING DATE                                          4.2.6
           MERGER                                               Premises
           MERGER CONSIDERATION                                  3.2.1
           OPTION CONSIDERATION                                  3.5.1
           OPTIONS                                               3.5.1
           PAYING AGENT                                          3.3.1
           PAYMENT FUND                                          3.3.1
           PROXY STATEMENT                                     4.2.4(iii)
           REAL PROPERTY LEASES                                  4.2.17
           REGULATORY LAW                                        6.6.3
           SCHEDULE 13E-3                                      4.2.4(iii)
           SPECIAL COMMITTEE                                     4.2.18
           STOCKHOLDERS AGREEMENT                                4.2.3
           SUBSIDIARY DEBT                                       4.2.2
           SUPERIOR PROPOSAL                                     6.2.2
           SURVIVING CORPORATION                                Premises
           TERMINATION DATE                                      8.1.2
           UNAUDITED 2000 FINANCIALS                           4.2.5(ii)
           VIOLATION                                           4.2.4(ii)
           VOTING AGREEMENTS                                    Premises


2.       THE MERGER

         2.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Acquisition Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of

Acquisition Sub shall cease, and the Company shall continue as the Surviving Corporation (Acquisition Sub and the Company are sometimes hereinafter referred to as the "CONSTITUENT CORPORATIONS") and shall continue under the name "Donna Karan International Inc."

         2.2. CLOSING. Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to SECTION 8.1, and subject to the satisfaction or waiver of the conditions set forth in SECTION 7, the closing of the Merger (the "CLOSING") shall take place at 10:00 a.m., New York City time, as promptly as practicable (but in no event later than the second business day) after satisfaction and/or waiver of all of the conditions set forth in SECTION 7 (the "CLOSING DATE"), at the offices of Davis Polk & Wardwell, unless another date, time or place is agreed to in writing by the parties hereto.

         2.3. EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware, as provided in the DGCL, and make all other filings or recordings required under the DGCL, as soon as practicable after the Closing. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger as the Company and Acquisition Sub shall agree (the "EFFECTIVE TIME").

         2.4. EFFECTS OF THE MERGER.


                  2.4.1. DGCL. At and after the Effective Time, the Merger shall have the effects as set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger. From and after the Effective Time, the Surviving Corporation shall possess all of the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Acquisition Sub, all as provided under the DGCL, this Agreement and the Certificate of Merger.

                  2.4.2. DIRECTORS AND OFFICERS. The directors of Acquisition Sub holding office immediately prior to the Effective Time and the officers of the Company holding office immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal, in accordance with the Surviving Corporation's certificate of incorporation and bylaws.

                  2.4.3. CERTIFICATE OF INCORPORATION. At the Effective Time, the Company Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be amended and restated in the form attached as EXHIBIT A, by operation of this Agreement and by virtue of the Merger without any further action by the stockholders or directors of the Surviving Corporation and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

                  2.4.4. BYLAWS. At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in the form attached as EXHIBIT B, by operation of this Agreement and by virtue of the Merger without any further action by the stockholders or directors of the Surviving Corporation and, as so amended, such bylaws shall be the bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation and the DGCL.

3. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES.

         3.1. EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of LVMH, the Company, Acquisition Sub, any of the holders of Company Common Stock or any holder of shares of capital stock of Acquisition Sub:

                  3.1.1. CAPITAL STOCK OF ACQUISITION SUB. Each share of the common stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and each share of the Series A Preferred Stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of Series A Preferred Stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted.

                  3.1.2. CANCELLATION OF TREASURY STOCK AND STOCK HELD BY LVMH. Each share of Company Common Stock and all other shares of capital stock of the Company that are owned, directly or indirectly, by the Company or any wholly-owned Subsidiary of the Company or by LVMH or Acquisition Sub or any other wholly-owned Subsidiary of LVMH shall be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

         3.2. CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of LVMH, Acquisition Sub, the Company or any of the holders of Company Common Stock:

                  3.2.1. CONVERSION FOR MERGER CONSIDERATION. Subject to the other provisions of this SECTION 3.2, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Company Common Stock canceled pursuant to SECTION 3.1.2 and any Dissenting Shares) shall be converted into the right to receive $10.75 per share (the "MERGER CONSIDERATION"), payable to the holder thereof in cash, without any interest thereon, less any required withholding taxes, upon surrender and exchange of the Certificate representing such share of Company Common Stock pursuant to the terms hereof.

                  3.2.2. EFFECT OF CONVERSION. All such shares of Company
Common Stock, when converted as provided in SECTION 3.2.1, no longer shall be outstanding and shall automatically be canceled and shall cease to exist, and each Certificate previously evidencing such shares of Company Common Stock shall thereafter represent only the right to receive the Merger Consideration. The holders of Certificates previously evidencing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by Law and, upon the surrender of Certificates in accordance with the provisions of
SECTION 3.3, shall only have the
right to receive for such shares the Merger Consideration, less any required withholding taxes, without any interest thereon. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, with the aggregate Merger Consideration payable to each holder of shares of Company Common Stock in such case being rounded to the nearest penny.


         3.3. PAYMENT FOR SHARES.

                  3.3.1. PAYING AGENT. Prior to the Effective Time, LVMH shall appoint a United States bank or trust company reasonably acceptable to the Company to act as paying agent (the "PAYING AGENT") for the payment of funds in amounts and at times necessary for the payment of the Merger Consideration, and immediately following the Effective Time, LVMH shall deposit, or shall cause to be deposited, with the Paying Agent the funds, in amounts and at times necessary for the payment of the Merger Consideration, in a separate fund (the "PAYMENT FUND") established for the benefit of the holders of Certificates, for payment in accordance with this SECTION 3, through the Paying Agent, and such deposit shall be in immediately available funds in amounts necessary to make the payments pursuant to SECTION 3.2.1 and this SECTION 3.3.1. The Paying Agent shall, pursuant to irrevocable instructions, pay the Merger Consideration out of the Payment Fund as soon as practicable following the Effective Time.

         If for any reason the Payment Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under SECTION
3.2.1 and this SECTION 3.3.1, LVMH shall take all steps necessary to deposit, or cause to be deposited, in trust additional cash with the Paying Agent sufficient to make all payments required under this Agreement, and LVMH and the Surviving Corporation shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

                  3.3.2. PAYMENT PROCEDURES. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall instruct the Paying Agent to mail to each holder of record of a Certificate or Certificates (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as the Surviving Corporation reasonably may specify and as shall be reasonably acceptable to the Company) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, or an "agents message" in the case of a book entry transfer, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in respect thereof cash in an amount equal to the product of (a) the number of shares of Company Common Stock formerly represented by such Certificate, multiplied by (b) the Merger Consideration, less any required withholding taxes, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on the Merger Consideration payable upon the surrender of any Certificate. If any holder of a Certificate shall be unable to surrender such holder's Certificates because such Certificates have been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation. If payment is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

                  3.3.3. TERMINATION OF PAYMENT FUND; INTEREST. Any portion of the Payment Fund which remains undistributed to the holders of shares of Company Common Stock for 180 days after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of Company Common Stock who has not theretofore complied with this SECTION 3 and the instructions set forth in the letter of transmittal mailed to such holder after the Effective Time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration to which such holder is entitled. All interest accrued in respect of the Payment Fund shall inure to the benefit of and be paid to the Surviving Corporation.

                  3.3.4. NO LIABILITY. None of LVMH, the Company or the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         3.4. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.

         3.5. STOCK OPTION PLANS AND OTHER EQUITY-BASED AWARDS.

                  3.5.1 CANCELLATION OF OPTIONS. The Company shall take all actions necessary to provide that, immediately prior to the Effective Time, (i) each then outstanding option (each, an "OPTION" and collectively, the "OPTIONS") to purchase or acquire shares of Company Common Stock under any of the Equity Incentive Plans, whether or not then exercisable or vested, shall become fully exercisable and vested, (ii) each Option which is then outstanding shall be canceled as of the Effective Time and (iii) in consideration of such cancellation, each Option shall, as of the Effective Time, represent for all purposes only the right to receive in cash, with respect to each Option, an amount (net of any applicable withholding tax) equal to the difference between the Merger Consideration and the per share exercise price of such Option to the extent such difference is a positive number, multiplied by the number of shares of Company Common Stock subject to such Option (such amount in cash as described above being hereinafter referred to as the "OPTION CONSIDERATION"), payable as provided in SECTION 3.5.2.

                  3.5.2. PAYMENT PROCEDURES. Upon the Effective Time, LVMH shall, or shall cause the Surviving Corporation to, pay to each holder of an Option the Option Consideration (net of any applicable withholding tax and without any interest thereon) in respect thereof; PROVIDED, HOWEVER, that with respect to any Person subject to Section 16(a) of the Exchange Act, any such Option Consideration shall not be payable until the first date payment can be made without liability to such Person under Section 16(b) of the Exchange Act, but shall be paid as soon as practicable thereafter. No interest shall be paid or accrued on the Option Consideration. Until settled in accordance with the provisions of this SECTION 3.5.2, each Option shall be deemed at any time after the Effective Time to represent for all purposes only the right to receive the Option Consideration.

                  3.5.3. RESTRICTED STOCK. The Company shall take all actions necessary to provide that, immediately prior to the Effective Time, each restricted share of Company Common Stock granted pursuant to any of the Equity Incentive Plans (each such share, a "COMPANY RESTRICTED SHARE") that is outstanding immediately prior to the Effective Time shall vest and become free of all restrictions to the extent provided by the terms thereof. At the Effective Time, each Company Restricted Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration, as provided in and in accordance with the terms set forth in SECTION 3.2.1 and SECTION 3.2.2 hereof.

                  3.5.4. TERMINATION OF RIGHTS. Prior to the Effective Time, the Company shall take all action necessary (including causing the Board of Directors of the Company or any Subsidiary (or any respective committees thereof) to take such actions as are allowed by the Equity Incentive Plans) to ensure that (i) following the Effective Time, no holder of an Option or a Company Restricted Share nor any party to or participant in any of the Equity Incentive Plans shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any Subsidiary thereof and (ii) the Equity Incentive Plans shall terminate as of the Effective Time.

         3.6. DISSENTING SHARES.

                  3.6.1. TREATMENT OF DISSENTING SHARES. Notwithstanding any other provisions of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have not voted in favor of the Merger and who properly shall have demanded appraisal for such shares in accordance with
Section 262 of the DGCL (collectively, the "DISSENTING SHARES") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration, less any required withholding taxes, upon surrender, in the manner provided in SECTION 3.3, of the Certificate or Certificates that, immediately prior to the Effective Time, evidenced such shares of Company Common Stock.

                  3.6.2. NOTIFICATIONS WITH RESPECT TO DISSENTING SHARES. The Company shall give LVMH (i) prompt notice of any demands for appraisal filed pursuant to Section 262 of the DGCL received by the Company, withdrawals of such demands and any other instruments served or delivered in connection with such demands pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the DGCL consistent with the obligations of the Company thereunder. The Company shall not, except with the prior written consent of LVMH, (x) make any payment with respect to any such demand, (y) offer to settle or settle any such demand or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

4.       REPRESENTATIONS AND WARRANTIES

         4.1 GENERAL STATEMENT. All representations and warranties of the Company are made subject to the exceptions noted in the schedules delivered by the Company to LVMH and Acquisition Sub concurrently herewith and identified as the "DISCLOSURE Schedules." Each schedule contained in the Disclosure Schedules shall be numbered to correspond to the applicable paragraph of SECTION 4.2 to which such exception refers.

         4.2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to LVMH and Acquisition Sub as follows:

                  4.2.1. ORGANIZATION; STANDING AND POWER. Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation or other entity and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or be in good standing would not have a Material Adverse Effect with respect to the Company, impair the ability of the Company to perform its obligations under this Agreement and/or prevent the consummation of the Merger. The Company has heretofore made available to LVMH true, complete and correct copies of the Company Certificate of Incorporation and its bylaws and the certificates of incorporation and bylaws (or like organizational documents) of each of its Subsidiaries.

                  4.2.2. SUBSIDIARIES. A complete list of all the Subsidiaries of the Company, together with the jurisdiction of incorporation or formation of each Subsidiary, the jurisdiction of qualification to do business of each Subsidiary and the percentage of capital stock or equity interest of each Subsidiary owned by the Company, each other Subsidiary of the Company, and any other Person owning such capital stock or equity interest, is set forth on
SCHEDULE 4.2.2. Except as disclosed on SCHEDULE 4.2.2, all the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable, and (ii) are owned directly or indirectly by the Company, free and clear of all Claims. Except as disclosed in SCHEDULE 4.2.2, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person. No shares of capital stock or other equity interests of any Subsidiary of the Company are reserved for issuance. Except as set forth on SCHEDULE 4.2.2, no bonds, debentures, notes or other instruments or evidence of indebtedness of any Subsidiary of the Company ("SUBSIDIARY DEBT") are issued or outstanding. There are no outstanding securities convertible into, or exchangeable or exercisable for, shares of capital stock of any Subsidiary of the Company. There are no options, warrants, calls, rights (including preemptive rights), commitments or agreements (including employment, termination and similar agreements) to which the Company or any of its Subsidiaries is a party or by which it is bound, in any case obligating the Company or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, any securities or other equity interests of any Subsidiary of the Company, including shares of capital stock and Subsidiary Debt, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. With respect to the stock or other equity interests of the Company's Subsidiaries owned by the Company or its Subsidiaries, there are no restrictions on the Company or its Subsidiaries with respect to the voting of such stock or other equity interests.

                  4.2.3. CAPITAL STRUCTURE. The authorized capital stock of the Company consists of (i) 35,000,000 shares of Common Stock, (ii) 18 shares of Class A Common Stock, (iii) two shares of Class B Common Stock, and (iv) 1,000,000 shares of preferred stock, par value $0.01 per share ("COMPANY PREFERRED STOCK"). At the close of business on March 28, 2001: (a) 22,253,254 shares of Common Stock were issued and outstanding (including Company Restricted Shares); (b) 18 shares of Class A Common Stock were issued and outstanding; (c) 2 shares of Class B Common Stock were issued and outstanding; (d) 16,270 shares of Company Common Stock were held by the Company in its treasury or by its Subsidiaries; (e) no shares of Company Preferred Stock were issued or outstanding; and (f) no shares of Company Preferred Stock were held by the Company in its treasury or by its Subsidiaries. At the close of business on March 28, 2001, 2,700,000 shares of Common Stock were reserved for issuance pursuant to the Equity Incentive Plans, of which 886,431 shares were subject to outstanding Options. A complete list of all Options, together with the current exercise price, date of grant, number granted and vesting schedule of such Options for each holder thereof, is set forth on SCHEDULE 4.2.3. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all shares that are reserved for issuance pursuant to the Equity Incentive Plans are duly authorized and, when issued in accordance with the terms of the applicable Equity Incentive Plan, will be validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth on SCHEDULE 4.2.3, no bonds, debentures, notes or other instruments or evidence of indebtedness of the Company ("COMPANY DEBT") are issued or outstanding. Other than the Options, (A) there are no outstanding securities convertible into, or exchangeable or exercisable for, shares of capital stock or other securities of the Company and
(B) there are no options, warrants, calls, rights (including preemptive rights), commitments or agreements (including employment, termination and similar agreements) to which the Company or any of its Subsidiaries is a party or by which it is bound, in any case obligating the Company or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, any securities of the Company, including shares of capital stock, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except for the DK Agreement, the Stockholders Agreement, dated as of June 10, 1996, among the Company, Donna Karan, Stephan Weiss, the trust under trust agreement for the benefit of Lisa Weiss Keyes, Corey Weiss and Gabrielle Karan and the trust under the trust agreement for the benefit of Donna Karan, Gabrielle Studio, Inc., Takihyo Inc., Tomio Taki, Frank
R. Mori, Christopher Mori and Heather Mori, as amended (the

"STOCKHOLDERS AGREEMENT"), and the Voting Agreement dated as of July 3, 1996, among the Company, Donna Karan, Stephan Weiss, Tomio Taki and Frank R. Mori, neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any securities of the Company or any of its Subsidiaries. To the knowledge of the Company, other than as set forth in the Company SEC Documents as of the date hereof, no Person or group beneficially owns 5% or more of the Company's outstanding voting securities.

                  4.2.4. AUTHORITY; NO VIOLATIONS; CONSENTS AND APPROVALS.

                           (I) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to, with respect to the consummation of the Merger, the Company Stockholder Approval, to consummate the Merger. The execution and delivery of this Agreement and the DK Agreement and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of the Company, subject to, with respect to the consummation of the Merger, the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of LVMH and Acquisition Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms and conditions except that the enforcement hereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) or by an implied covenant of good faith or fair dealing.

                           (II) Except as set forth on SCHEDULE 4.2.4(II), the execution and delivery of this Agreement and the DK Agreement and the consummation of the Merger by the Company will not (A) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification, amendment, creation of a payment obligation, or acceleration (including pursuant to any put right) of any material obligation or the loss of a material benefit under, or the creation of a Claim on assets or property, or right of first refusal with respect to any asset or property (any such conflict, violation, default, right of termination, cancellation or acceleration, loss, creation or right of first refusal, a "VIOLATION"), pursuant to, any provision of the Company Certificate of Incorporation or bylaws or the certificate of incorporation or bylaws or like organizational documents of any of its Subsidiaries or (B) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in
         SCHEDULE 4.2.4(II) or paragraph (iii) of this SECTION 4.2.4 are duly and timely obtained or made, and assuming, with respect to the consummation of the Merger, the Company Stockholder Approval has been obtained, result in any Violation of (1) any loan or credit agreement, note, mortgage, deed of trust, indenture, lease, Company Benefit Plan, Company Permit, or any other agreement, obligation, instrument, concession, franchise or license to which the Company or any of its Subsidiaries is a party or by which any of their respective assets or properties is bound or affected or (2) any Company Order or Law applicable to the Company or any of its Subsidiaries or their respective properties or assets, except in the case of clauses (1) and
         (2) for any Violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, impair the ability of the Company to perform its obligations under this Agreement and/or prevent the consummation of the Merger.

                           (III) Except as set forth in SCHEDULE 4.2.4(II), no consent, approval, order or authorization of, or registration, declaration or filing with, notice to, or permit from any Person or Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the DK Agreement by the Company or the consummation by the Company of the Merger, except for: (A) the filing of a pre-merger notification and report form by the Company under the HSR Act, and the expiration or termination of the applicable waiting period thereunder, and compliance with any foreign competition, antitrust or investment laws; (B) the filing with the SEC of (1) with respect to consummation of the Merger, a proxy statement or information statement in definitive form for distribution to the stockholders of the Company in advance of the meeting, if any, of the holders of Company Common Stock to adopt this Agreement in accordance with Regulation 14A or Regulation 14C promulgated under the Exchange Act (such proxy statement or information statement, as amended or supplemented from time to time, being hereinafter referred to as the "PROXY STATEMENT"), (2) with respect to consummation of the Merger, a Rule 13E-3 Transaction Statement on Schedule 13E-3 (as amended or supplemented from time to time, the "SCHEDULE 13E-3") and (3) such other reports under and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement, the Voting Agreements and the Merger; (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company does business; (D) such filings and approvals as may be required by any applicable state takeover Law; (E) the Company Stockholder Approval; and (F) such other consents, approvals, orders, authorizations, registrations, declarations, filings, notices or permits the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect on the Company, impair the ability of the Company to perform its obligations under this Agreement and/or prevent the consummation of the Merger.


                  4.2.5. DISCLOSURE DOCUMENTS; FINANCIAL STATEMENTS.

                           (I) The Company has filed (i) each of the Forms 10-K with the SEC as required to be filed for the fiscal years of the Company ended January 2, 2000 and January 3, 1999 and (ii) since January 3, 2000, all other required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC (those documents referenced in clauses (i) and (ii) being collectively referred to as the "COMPANY SEC DOCUMENTS"). No Subsidiary of the Company is required to file any report, schedule, form, statement or other document with the SEC. As of their respective filing dates, and, in the case of any registration statement under the Securities Act, its effective date, the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                           (II) Except for customary year-end audit adjustments that do not materially affect the financial statements, the consolidated statement of operations for the year ended December 31, 2000, the consolidated balance sheet at December 31, 2000 and the consolidated statement of cash flow for the year ended December 31, 2000 attached hereto as SCHEDULE 4.2.5(II) (together, the "UNAUDITED 2000 FINANCIALS") were prepared in accordance with GAAP, except that they do not include the related consolidated statements of stockholders' equity and the notes to financial statements. The Unaudited 2000 Financials fairly present, in all material respects, in accordance with applicable requirements of GAAP (subject to the exceptions described in the previous sentence), the consolidated financial position of the Company and its Subsidiaries as of December 31, 2000 and the consolidated results of operations and the consolidated cash flow of the Company and its Subsidiaries for the year ended December 31, 2000.

                           (III) The financial statements of the Company included in the Company SEC Documents, which, when filed with the SEC, complied as to form, as of their respective filing dates with the SEC, and the audited consolidated financial statements of the Company and its Subsidiaries for the year ended December 31, 2000, which, when filed with the SEC, will comply as to form, as of their filing date with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, were or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present or will fairly present, as the case may be, in all material respects, in accordance with applicable requirements of GAAP applied on a consistent basis during the periods involved (subject, in the case of the unaudited statements, to year-end audit adjustments, as permitted by Rule 10-01 of Regulation S-X of the SEC, and any other adjustments described therein), the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its consolidated Subsidiaries for the periods presented therein.


                  4.2.6. INFORMATION SUPPLIED. None of the information to be contained or incorporated by reference in the Proxy Statement, none of the information supplied or to be supplied in writing (including electronically) by the Company specifically for inclusion or incorporation by reference in the
Schedule 13E-3, and none of the information to be contained or incorporated by reference in any other document to be filed by the Company with the SEC, including annual reports on Form 10-K and quarterly reports on Form 10-Q will, at the respective times filed with the SEC and, in the case of the Proxy Statement, on the date it is first mailed to the holders of the Company Common Stock, and at the date of the related stockholders' meeting (the "MEETING DATE") contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that the Company is responsible for filing with the SEC after the date hereof, will comply as to form, in all material respects, with the provisions of the Securities Act, the Exchange Act or the rules and regulations thereunder, as applicable. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied or to be supplied in writing (including electronically) by LVMH or Acquisition Sub expressly for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

                  4.2.7. COMPLIANCE WITH APPLICABLE LAWS. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Authorities necessary for the lawful conduct of their respective businesses (the "COMPANY PERMITS"), except where the failure to hold any such Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company, impair the ability of the Company to perform its obligations under this Agreement and/or prevent the consummation of the Merger. The Company and its Subsidiaries are in compliance with the terms of the Company Permits and all applicable Laws, including Laws relating to equal employment opportunities, fair employment practices, occupational health and safety, wages and hours, discrimination, hazardous materials and the environment, and product labeling and sales, except where the failure so to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, impair the ability of the Company to perform its obligations under this Agreement and/or prevent the consummation of the Merger. No investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, has been threatened that would reasonably be expected to have a Material Adverse Effect on the Company, impair the ability of the Company to perform its obligations under this Agreement and/or prevent the consummation of the Merger.

                  4.2.8. LITIGATION. Except as set forth on SCHEDULE 4.2.8 or in the Company SEC Documents, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties ("COMPANY LITIGATION") which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Company, nor is there any material judgment, decree, unfunded settlement, conciliation agreement, letter of deficiency, award, temporary restraining order, injunction, rule or order of any Governmental Authority or arbitrator outstanding against the Company or any of its Subsidiaries ("COMPANY ORDER") that individually or in the aggregate would have a Material Adverse Effect on the Company, impair the ability of the Company to perform its obligations under this Agreement, approve the Voting Agreements and/or prevent the consummation of the Merger.

                  4.2.9. TAXES. Except as set forth on SCHEDULE 4.2.9:

                           (I) All material Tax Returns required to be filed by the Company and its Subsidiaries on or prior to the Closing Date have been or shall be (when due) properly completed and filed on a timely basis; all such Tax Returns are or shall be (when filed) true, accurate and complete in all material respects; and any and all material Taxes required to be paid by the Company and its Subsidiaries on or prior to the Closing Date (whether or not shown on any Tax Return) have been or shall be paid in full on a timely basis;

                           (II) Each of the Company and its Subsidiaries has in all material respects complied with all withholding, information reporting and backup withholding requirements in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. Neither the Company nor any of its Subsidiaries has been at any time a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise Tax Returns (other than a group of which the Company was the common parent) for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership has not expired; and

                           (III) An extension of time within which to file any Tax Return that has not been filed has not been requested or granted. No issues have been raised and communicated to the Company (and are currently pending), and no adjustments have been proposed in writing, by any taxing authority in connection with any of the Tax Returns. No Claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no pending or, to the knowledge of the Company, threatened audits or actions or proceedings for the assessment or collection of Taxes against the Company or any of its Subsidiaries the unfavorable resolution of which would reasonably be expected to materially affect the Taxes payable by the Company or any Subsidiaries. There are no requests for information from the IRS or any state, local or foreign taxing authority currently outstanding that could reasonably be expected to materially affect the Taxes payable by the Company or any of its Subsidiaries. No waivers of statutes of limitation with respect to the Tax Returns have been given by or requested from the Company. Neither the Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting methods or otherwise. Neither the Company nor any of its Subsidiaries is (nor has it ever been) a party to any tax sharing agreement.

                  4.2.10. EMPLOYEES.

                           (I) SCHEDULE 4.2.10 contains a complete list of each management, employment, consulting or other agreement, contract or legally binding commitment, whether oral or in writing, to which the Company or any of its Subsidiaries is a party that provides for (i) the employment of any individual or the retention of any Person for management, executive or consulting services involving annual payments in excess of $250,000, or (ii) the payment or accrual of any compensation, benefits or severance pay upon (A) a change in control or ownership or sale of assets of the Company or any of its Subsidiaries or (B) any modification or termination of such management, employment, consulting or other relationship, in each of (A) or (B) above involving annual payments in excess of $250,000. All compensation earned pursuant to the foregoing, including any amounts payable or to be paid as deferred compensation, through December 31, 2000, has been fully and accurately accrued for and reflected in the Unaudited 2000 Financials to the extent required by GAAP.


                            (II) SCHEDULE 4.2.10 contains a complete list of each Company Benefit Plan. All awards or grants made pursuant to the Company Benefit Plans for the fiscal year ended December 31, 2000, have been either fully paid to the participants in accordance with the terms of the Company Benefit Plans or have been fully and accurately accrued for and reflected in the Unaudited 2000 Financials to the extent required by GAAP. Except as set forth in SCHEDULE 4.2.10, the execution and delivery of this Agreement and the consummation of the Merger will not result in or give rise to any material liability of the Company, any of its Subsidiaries or their respective successors under or pursuant to any of the Company Benefit Plans.

                           (III) Neither the Company nor any ERISA Affiliate or Subsidiary of the Company has incurred any material liability for any Tax with respect to any Company Benefit Plan, including Taxes arising under Section 4971, 4977, 4978, 4978B, 4979, 4980 or 4980B of the Code,
         and no event has occurred and no circumstance has existed that could give rise to any such material liability.

                  4.2.11. PENSION AND BENEFIT PLANS; ERISA.

                           (I) Except as set forth on SCHEDULE 4.2.11, neither the Company nor any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with the Company under Section 414(b), (c), (m) or (o) of the Code (an "ERISA AFFILIATE") maintains, sponsors or contributes to, nor has the Company or any ERISA Affiliate maintained, sponsored or been obligated to contribute to, within the last six years, any Company Benefit Plan which is subject to Title IV of ERISA and Section 412 of the Code. A favorable IRS determination letter or opinion letter has been issued for each Company Benefit Plan which is intended to be tax-qualified. Except with respect to any obligation to provide continued life or health insurance benefits following a termination of employment pursuant to the employment agreements set forth on SCHEDULE 4.2.10, neither the Company nor any ERISA Affiliate maintains retiree life or retiree health insurance plans that are "welfare benefit plans" within the meaning of Section 3(1) of ERISA and that provide for continuing benefits or coverage for any participant or any beneficiary of a participant except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), or at the sole expense of the participant or any participant's beneficiary. Each of the Company and any ERISA Affiliate that maintains a "group health plan" within the meaning of
         Section 5000(b)(1) of the Code has complied in all material respects with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

                           (II) With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any ERISA Affiliate could reasonably be expected to be subject to any liability under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable Law which would have a Material Adverse Effect on the Company or any ERISA Affiliate.

                           (III) Except as set forth on SCHEDULE 4.2.11, neither the Company nor any ERISA Affiliate of the Company has, within the last six years, maintained, contributed to or otherwise had any obligation with respect to any "multiemployer plan" as defined in Section 3(37) of ERISA.

                           (IV) Neither the Company nor any Subsidiary of the Company is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any Subsidiary of the Company and no collective bargaining agreement or other labor union contract is being negotiated by the Company or any Subsidiary of the Company except as disclosed in the Company SEC Documents or on SCHEDULE 4.2.11. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened which would materially interfere with the respective business activities of the Company or any of its Subsidiaries. As of the date of this Agreement, to the knowledge of the Company, none of the Company, any of its Subsidiaries, or their respective Representatives, has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or any of its Subsidiaries, and there is no charge or complaint against the Company or its Subsidiaries by the National Labor Relations Board or any comparable state or foreign agency pending or, to the knowledge of the Company, threatened, except where such unfair labor practice, charge or complaint would not reasonably be expected to have a Material Adverse Effect on the Company, impair the ability of the Company to perform its obligations under this Agreement and/or prevent the consummation of the Merger.

                  4.2.12. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 2000, except as disclosed in SCHEDULE 4.2.12 (and except in connection with the negotiation and execution and delivery of this Agreement and the consummation of the Merger), (i) each of the Company and its Subsidiaries has conducted its respective business, in all material respects, only in the ordinary course and in a manner consistent with past practice, and (ii) there has not been any event or events (whether or not covered by insurance), individually or in the aggregate, that have had, or would be reasonably expected to have, a Material Adverse Effect on the Company, impair the ability of the Company to perform its obligations under this Agreement and/or prevent the consummation of the Merger.

                  4.2.13. NO UNDISCLOSED MATERIAL LIABILITIES. Except as set forth on SCHEDULE 4.2.13 or disclosed in the Company SEC Documents filed prior to the date hereof or in the Unaudited 2000 Financials, since January 3, 2000, the Company and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of the Company and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (i) liabilities under this Agreement relating to or in connection with the Merger, (ii) liabilities incurred in the ordinary course of business or
(iii) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.


                  4.2.14. OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Merrill Lynch & Co. (the "FINANCIAL ADVISOR") to the effect that, as of the date thereof, the Merger Consideration to be received by the holders of Company Common Stock (other than the DK/SW Stockholders) in the Merger is fair from a financial point of view to such holders, and such opinion has not been withdrawn or modified. LVMH and Acquisition Sub acknowledge that such opinion has been rendered for the benefit of the Special Committee (as hereafter defined) and the Board of Directors of the Company and may not be relied upon by LVMH, Acquisition Sub or any of their respective Affiliates or Representatives. True, complete and correct copies of all agreements between the Company or any of its Affiliates (other than the DK/SW Stockholders) or Representatives (other than of the DK/SW Stockholders) and the Financial Advisor relating to the Merger have been provided by the Company to LVMH.

                  4.2.15. VOTE REQUIRED. The affirmative vote or written consent of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon as required by Section 251 of the DGCL is the only vote or consent of the holders of any class or series of the Company's capital stock necessary (under applicable Law or otherwise) to approve and adopt this Agreement and the Merger (the "COMPANY STOCKHOLDER APPROVAL").

                  4.2.16. INTELLECTUAL PROPERTY. SCHEDULE 4.2.16 sets forth a complete list and summary description of all registered and pending Trademarks, copyrights, patents or domain names owned or licensed (as reflected in SCHEDULE 4.2.16) by the Company or one of its Subsidiaries. Except as set forth on
SCHEDULE 4.2.16, the Company or one of its Subsidiaries is the owner (except for the Intellectual Property licensed under the DKI License Agreement, of which Gabrielle Studio, Inc. is the owner) of all right, title, and interest in and to or, in the case of such licensed Intellectual Property, has valid right to use, all such Intellectual Property, free and clear of all Claims. Except as disclosed in SCHEDULE 4.2.16, the Company owns, is licensed or otherwise has the lawful right to use all patents, common law trademarks, trade names, unregistered copyrights, technology, know-how and processes material to the Company's and its Subsidiaries' businesses as currently conducted, taken as a whole. Except as disclosed on SCHEDULES 4.2.16 and 4.2.19, there are no outstanding, or to the knowledge of the Company threatened, material disputes or disagreements with respect to any licenses of Intellectual Property.

                           (I) Except as set forth on SCHEDULE 4.2.16, with respect to those Trademarks included within the Intellectual Property and that are material to the Company's and its Subsidiaries' businesses as currently conducted, (v) all such Trademarks that have been registered with the United States Patent and Trademark Office are currently in substantial compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications) and all such Trademarks are valid and enforceable (except to the extent that any such Trademarks are not currently being used by the Company or any of its Subsidiaries or have had gaps in usage in the past, which non-use would not reasonably be expected to have a Material Adverse Effect on the Company); (w) no such Trademark has been or is now involved in any opposition, invalidation, or cancellation proceeding and to the knowledge of the Company no such action is threatened with respect to any of such Trademarks, (x) to the knowledge of the Company, there is no potentially interfering trademark or trademark application of any Person and (y) no such Trademark is infringed by any Person or, to the knowledge of the Company, has been challenged or threatened in any way, and none of such Trademarks used by the Company or its Subsidiaries infringes or is alleged to infringe any Trademark of any Person, except where such non-compliance, failure to be valid and enforceable, proceeding, action, interference, infringement or other event would not reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed on SCHEDULE 4.2.16, the Company and/or the licensees of its Subsidiaries have the exclusive right to use such Trademarks that are material to the business of the Company and its Subsidiaries as currently conducted in those countries where such Trademarks are registered.

                           (II) Except as disclosed on SCHEDULE 4.2.16, there are no outstanding, or to the knowledge of the Company threatened, material disputes or disagreements (a) that the Company or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with respect to any copyrights or right of publicity which would reasonably be expected to have a Material Adverse Effect on the Company, or (2) that any Person is infringing any of the Company's copyrights which would reasonably be expected to have a Material Adverse Effect on the Company.

                           (III) Except as provided under the DKI License Agreement or disclosed on SCHEDULE 4.2.16, the Company has no obligation to compensate any Person for any use of the Intellectual Property. Except as disclosed in SCHEDULE 4.2.16, the Company has not granted any material licenses or sublicenses or other material rights of any kind or nature in or to any of the Intellectual Property to any Person and, except for the DKI License Agreement, no Person has granted any material licenses or other material rights of any kind or nature to the Company for any of the Intellectual Property.

                  4.2.17.    REAL PROPERTY.

                           (I) None of the Company or any of its Subsidiaries
owns any real property.

                           (II) SCHEDULE 4.2.17 sets forth a complete list of each lease, sublease or other agreement (collectively, the "REAL PROPERTY LEASES") under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property used in the conduct of the businesses of the Company and its Subsidiaries. Except to the extent that it would not have a Material Adverse Effect on the Company, impair the ability of the Company to perform its obligations under this Agreement and/or prevent the consummation of the Merger, each Real Property Lease is valid and binding on the Company or such Subsidiary (and the Company has no knowledge that it is not valid and binding on the other parties thereto) and is in full force and effect, all rent and other sums and charges payable by the Company and its Subsidiaries as tenants thereunder are current, and no termination event or condition or uncured default on the part of the Company or any of its Subsidiaries exists under any Real Property Lease. Each of the Company and its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Claims, except Permitted Encumbrances and those Claims listed on SCHEDULE 4.2.17.


                  4.2.18. BOARD APPROVAL. The Company's Board of Directors (at a meeting duly called and held) has (i) determined that this Agreement and the Merger are advisable and in the best interests of the Company and the holders of Company Common Stock, (ii) approved the execution, delivery and performance of this Agreement and the DK Agreement by the Company and the consummation of the Merger, (iii) approved the Voting Agreements and (iv) resolved to recommend that the holders of the Company Common Stock approve this Agreement and the Merger. The Company further represents that a special committee of the Board of Directors composed entirely of non-management and non-employee independent and disinterested directors (the "SPECIAL COMMITTEE") has recommended approval of this Agreement, the Merger and the Voting Agreements by the Company's Board of Directors.

                  4.2.19. MATERIAL CONTRACTS.

                           (I) As of the date hereof, except as disclosed in the Company SEC Documents or SCHEDULE 4.2.19, neither the Company nor any of its Subsidiaries is a party to, and none of any of its or their properties or assets is bound by, any contract, agreement or understanding (written or oral) that is material to the business, properties or assets of the Company and its Subsidiaries (collectively, the "MATERIAL CONTRACTS"). For the avoidance of doubt, Material Contracts shall be deemed to include: (A) any material contracts or agreements for product design or development; (B) any license agreements (other than off-the-shelf software licenses), including all license agreements for the licensing, as licensor or licensee, of any and all forms of Intellectual Property; (C) any distributorship, franchise, boutique or material similar contracts or agreements; (D) any material agreements relating to the manufacture and distribution of products; (E) any material contracts or agreements to sell products to third persons; (F) any contract or agreement that provides for exclusive rights that are material to the Company or that purports to materially limit, curtail, or restrict the ability of the Company or any of its Subsidiaries to compete in any geographic area or line of business or with any Person or to solicit any customers or employees; and (G) any other contract, agreement, or understanding (written or oral) requiring aggregate payments greater than $1,000,000 or having a duration in excess of one year and requiring annual payments of at least $250,000.


                           (II) Each of the Material Contracts constitutes the valid and legally binding obligation of the Company or a Subsidiary of the Company, enforceable against the Company or such Subsidiary in accordance with its terms, and is in full force and effect, except to the extent any Material Contract has previously expired in accordance with its terms. Except as set forth on SCHEDULE 4.2.19, there is no Violation under any Material Contract either by the Company, any of its Subsidiaries, or, to the Company's knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a Violation thereunder by the Company, any of its Subsidiaries, or, to the Company's knowledge, any other party, except in each case for those Violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth on SCHEDULE 4.2.19, no party to any such Material Contract has given notice to the Company or any of its Subsidiaries of or made a claim against the Company or any of its Subsidiaries with respect to any material breach or default thereunder which remains uncured.

                           (III) Except as disclosed in the Company SEC
         Documents or as set forth on SCHEDULE 4.2.19, there are no transactions or arrangements between the Company or any of its Subsidiaries and (i) any director or officer of the Company or any

         Subsidiary, or any Affiliate or spouse, ancestor, descendant or sibling of any such director or officer or (ii) any Affiliate of the Company.

                  4.2.20. INSURANCE. Each of the Company and its Subsidiaries has insurance policies in fullforce and effect for such amounts as are customary for Persons conducting businesses and owning assets similar in nature and scope to those of the Company.

                  4.2.21. INTENTIONALLY OMITTED.

                  4.2.22. TAKEOVER STATUTES. The Board of Directors of the Company has taken all actions necessary such that neither Section 203 of the DGCL nor any applicable anti-takeover provision in the governing documents of the Company (including ARTICLE SEVENTH of the Company Certificate of Incorporation) (such provisions, "CORPORATE TAKEOVER PROVISIONS") is, or at the Effective Time will be, applicable to the Company, Acquisition Sub, LVMH, the shares of Company Common Stock or the Merger. The Company has not entered into and its Board of Directors has not adopted or authorized the adoption of a shareholder rights or similar agreement.

         4.3. REPRESENTATIONS AND WARRANTIES OF LVMH AND ACQUISITION SUB. LVMH and Acquisition Sub represent and warrant to the Company as follows:

                  4.3.1. ORGANIZATION; STANDING AND POWER. Each of LVMH and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not impair the ability of LVMH or Acquisition Sub to consummate the Merger. Immediately prior to the Merger, all of the issued and outstanding capital stock of Acquisition Sub, other than capital stock held by the DK/SW Stockholders, will be owned directly by LVMH free and clear of any Claims, other than Permitted Encumbrances. LVMH and Acquisition Sub have heretofore made available to the Company true, complete and correct copies of their respective certificates of incorporation and bylaws.

                  4.3.2. AUTHORITY; NO VIOLATIONS; CONSENTS AND APPROVALS.

                           (I) Each of LVMH and Acquisition Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger. The execution and delivery of this Agreement and the Voting Agreements and the consummation of the Merger have been respectively duly authorized by all necessary corporate action on the part of LVMH and Acquisition Sub. Each of this Agreement and the Voting Agreements has been duly executed and delivered by each of LVMH and Acquisition Sub and, assuming that each of this Agreement and the Voting Agreements constitutes the valid and binding agreement of the Company, constitutes a valid and binding obligation of each of LVMH and Acquisition Sub enforceable against them in accordance with its terms and conditions except that the enforcement hereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                           (II) The execution and delivery of this Agreement and the Voting Agreements and the consummation of the Merger by each of LVMH and Acquisition Sub will not (A) result in any Violation pursuant to any provision of the respective certificates of incorporation or bylaws of LVMH or Acquisition Sub or (B) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in paragraph (iii) of this SECTION 4.3.2 are duly and timely obtained or made, result in any Violation of (1) any loan or credit agreement, note, mortgage, deed of trust, indenture, lease, permit or other agreement, obligation, instrument, concession, franchise or license to which LVMH or Acquisition Sub is a party or by which any of their respective assets or properties is bound or affected or (2) any material judgment, decree, unfunded settlement, conciliation agreement, letter of deficiency, award, temporary restraining order, injunction, rule or order of any Governmental Authority or arbitrator outstanding against or Law applicable to LVMH or Acquisition Sub or their respective properties or assets, except in the case of clauses
         (1) and (2) for any Violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on LVMH or Acquisition Sub, impair the ability of any of LVMH or Acquisition Sub to perform its obligations hereunder, and/or prevent the consummation of the Merger.

                           (III) No consent, approval, order or authorization of, or registration, declaration or filing with, notice to, or permit from any Person or Governmental Authority is required by or with respect to either of LVMH or Acquisition Sub in connection with their respective execution and delivery of this Agreement and the Voting Agreements or the consummation by each of LVMH and Acquisition Sub of the Merger, except for: (A) the filing of a pre-merger notification and report form by LVMH under the HSR Act, and the expiration or termination of the applicable waiting period thereunder, and compliance with any foreign competition, antitrust or investment laws; (B) the compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement, the Voting Agreements and the Merger; (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and (D) such other consents, approvals, orders, authorizations, registrations, declarations, filings, notices or permits the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect on LVMH or Acquisition Sub, impair the ability of LVMH or Acquisition Sub to perform its obligations under this Agreement and/or prevent the consummation of the Merger.

                  4.3.3. INFORMATION SUPPLIED. None of the information supplied or to be supplied in writing (including electronically) by LVMH or Acquisition Sub specifically for inclusion or incorporation by reference in the Proxy Statement or any amendment or supplement thereto, the Schedule 13E-3 will at the respective times filed with the SEC and, in the case of the Proxy Statement, on the date it or any amendment or supplement is first mailed to the holders of Company Common Stock and at the Meeting Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, LVMH and Acquisition Sub make no representation or warranty with respect to the information supplied or to be supplied in writing (including electronically) by the Company for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

                  4.3.4. BOARD RECOMMENDATION. As of the date hereof, the respective Boards of Directors of LVMH and Acquisition Sub have determined by unanimous written consent that this Agreement and the Merger, taken together, are fair to and in the respective best interests of LVMH and Acquisition Sub and have approved the execution, delivery and performance of this Agreement and the Voting Agreements by each of LVMH and Acquisition Sub and the consummation of the Merger, which approval by LVMH was also in its capacity as sole stockholder of Acquisition Sub. No vote of the holders of any class of securities of LVMH is necessary to approve this Agreement or the Merger.

                  4.3.5. FINANCIAL RESOURCES. As of the date hereof, LVMH has a consolidated net worth, computed in accordance with GAAP, consistently applied, of at least U.S.$400 million. LVMH will have sufficient cash available at the Effective Time to enable it to comply with its obligations under SECTIONS
3.3 and 3.5 and to perform its other obligations hereunder.

                  4.3.6. AGREEMENTS WITH DK/SW STOCKHOLDERS. LVMH has provided to the Company true, correct and complete copies or summaries of all legally binding, written or oral agreements, arrangements, understandings and commitments entered into on or prior to the date hereof that provide for the payment of material consideration to, the satisfaction or assumption of material liabilities of, or material obligations to be performed by, any of the DK/SW Stockholders or any of their respective Affiliates, between or among LVMH or any of its Subsidiaries or Affiliates, on the one hand, and any of the DK/SW Stockholders or any of their respective Affiliates, on the other hand, whether or not relating to Gabrielle Studio, Inc., Karma Acquisition, Inc. or the Surviving Corporation.

                  4.3.7. NO KNOWLEDGE OF BREACH. Neither LVMH nor
Acquisition Sub knows of any facts, events, omissions or circumstances that would result in the failure of any of the Company's representations and warranties to be true and correct in all material respects, which failures, in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. For the purposes of this SECTION 4.3.7, the "knowledge" of LVMH or Acquisition Sub means the actual knowledge of Yves Carcelle and Giuseppe Brusone.

5. COVENANTS RELATING TO CONDUCT OF BUSINESS.

         5.1. AFFIRMATIVE COVENANTS OF THE COMPANY. During the period from the date of this Agreement and continuing until the Closing Date or the earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement or to the extent that LVMH shall otherwise consent in writing,
(i) the Company shall, and shall cause each of its Subsidiaries to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and (ii) the Company shall, and shall cause each of its Subsidiaries to, use all reasonable efforts to preserve substantially intact its present business organization and goodwill, maintain its material rights and franchises, and retain the services of its current officers and key employees and preserve its relationships with customers, suppliers and others having material business dealings with it.

         5.2. CERTAIN OTHER COVENANTS OF THE COMPANY. During the period from the date of this Agreement and continuing until the Closing Date or the earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement or to the extent that LVMH shall otherwise consent in writing:

                  5.2.1. CAPITALIZATION. The Company shall not, and shall not permit any of its Subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock (except that a wholly-owned Subsidiary of the Company may declare and pay a dividend to its parent with regard to its capital stock), or set aside funds therefor; (ii) split, combine or reclassify any of its capital stock, or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) repurchase or otherwise acquire any shares of its or any of its Subsidiaries' capital stock, except as required by the terms of its securities outstanding or any Company Benefit Plan in effect on the date hereof, or set aside funds therefor.

                  5.2.2. OPTIONS; SALES OF STOCK. The Company shall not, and shall not permit any of its Subsidiaries to, (i) grant any options, warrants or other rights to purchase shares of capital stock, (ii) amend the terms of or reprice any Option outstanding on the date of this Agreement or (iii) except for shares issuable pursuant to the exercise of Options outstanding on the date of this Agreement and except for issuances of capital stock of the Company's Subsidiaries to the Company or to a wholly-owned Subsidiary of the Company, issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock, or any securities convertible into, or any rights, warrants or options to acquire, any such shares.

                  5.2.3. CERTIFICATES OF INCORPORATION; BYLAWS. The Company shall not, and shall not permit any of its Subsidiaries to, amend or propose to amend their respective certificates of incorporation or bylaws or other governing documents.

                  5.2.4. EXTRAORDINARY TRANSACTIONS. Except as set forth on
SCHEDULE 5.2.4, the Company shall not, and shall not permit any of its Subsidiaries to, (i) merge or consolidate with, or acquire any equity interest in, any Person, or enter into an agreement with respect thereto, (ii) acquire or agree to acquire any material assets, except for the purchase of inventory, equipment, supplies and other similar items in the ordinary course of business and except for capital expenditures made in accordance with the capital expenditure budget attached hereto as part of SCHEDULE 5.2.4 and in the ordinary course of business consistent with the Company's past practice, (iii) make any loan or advance to, or otherwise make any investment in, any Person exceeding $25,000 per payment and $250,000 in the aggregate, other than loans or advances to, or investments in, a wholly-owned Subsidiary of the Company existing on the date of this Agreement or loans or advances permitted by clause (vii) of SECTION
5.2.7 and other than customary prepayments made, in the ordinary course of business and in accordance with past practice, to manufacturers or suppliers or relating to design, production or advertising materials, not to exceed $100,000 per prepayment and $500,000 outstanding at any time, (iv) create any new Subsidiary or Affiliate (other than wholly-owned Subsidiaries in the ordinary course of business), or (v) grant or agree to grant any allowances, credit memos, discounts, or the like to its customers or agree to accept (in writing or otherwise) any returns of inventory, other than pursuant to commitments existing on the date hereof and any other commitments that terminate or expire on or before December 31, 2001, in each case, as reflected in the 2001 budget for returns and allowances attached hereto as part of SCHEDULE 5.2.4, which budget LVMH acknowledges represents an estimate of existing commitments and that actual amounts may exceed budgeted levels. The Company shall provide to LVMH promptly at the end of each month a status report setting forth the actual amounts of any such allowances, credit memos or discounts made or returns of inventory accepted during such month.

                  5.2.5. SALES AND ENCUMBRANCES. The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its material assets (including any capital stock or other ownership interest of any Subsidiary of the Company), other than sales of inventory or sales, returns or dispositions of obsolete, surplus or worthless equipment in the ordinary course of business consistent with past practice.

                  5.2.6. LIQUIDATION. The Company shall not, and shall not permit any of its Subsidiaries to, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution.

                  5.2.7. COMPENSATION AND BENEFITS. The Company shall not, and shall not permit any of its Subsidiaries to, except as may be required by Law or pursuant to any of the Company Benefit Plans existing on the date of this Agreement or any employment agreements listed on SCHEDULE 4.2.10, (i) grant any increases in the compensation (including salary, bonus and other benefits) of any of its directors or officers or any of its employees, whose annual base salary is at least $150,000 or who is a Senior Vice President, a Senior Director or a holder of a more senior office of the Company; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit to any director or officer, whether past or present, or any employee, whether past or present, whose annual base salary is, or at the time such employee was last employed was, at least $150,000; (iii) except as set forth on SCHEDULE 5.2.7, enter into any new, or amend any existing, employment or severance agreement, termination agreement, change of control or "golden parachute" agreement with any individual (other than (A) any employment agreement with a new employee providing for annual base salary of less than $150,000 entered into in the ordinary course of business consistent with the Company's past practice or (B) any severance or termination agreement with a former employee whose annual base salary at the time of such termination was $150,000 or less, entered into in the ordinary course of business consistent with the Company's past practice, PROVIDED that payments under such agreements do not exceed $100,000 per employee and $200,000 in the aggregate in any quarter) or hire or otherwise retain any design employee or any other employee with a proposed annual base salary of $150,000 or more;
(iv) terminate any design employee or any other employee whose annual base salary is $150,000 or more or who is a Senior Vice President, a Senior Director or a holder of a more senior office of the Company; (v) become obligated under any new Company Benefit Plan, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder;
(vi) grant any general increase in compensation (including salary, bonus and other compensation) to employees whose annual base salary is less than $150,000, except for increases occurring in the ordinary course of business consistent with past practice; or (vii) extend any loans or advances to any of its directors, officers, management employees or key employees, except for ordinary course of business advances for business-related expenses and except for bonus advances of not more than $100,000 per person and $750,000 in the aggregate, which such advances shall be consistent in amount, timing and repayment terms with comparable advances made by the Company in 2000.

                  5.2.8. INDEBTEDNESS. Except as set forth on SCHEDULE 5.2.8, the Company shall not, and shall not permit any of its Subsidiaries to, (i) assume or incur any indebtedness for borrowed money (except for drawdowns and entering into of letters of credit by the Company or any of its Subsidiaries under existing revolving credit facilities made in the ordinary course of business consistent with past practice); (ii) guarantee any such indebtedness (except obligations of wholly owned Subsidiaries of the Company); (iii) issue or sell any debt securities or warrants or rights to acquire any debt securities;
(iv) guarantee any debt obligations of any other Person (except obligations of wholly-owned Subsidiaries of the Company); (v) enter into any lease (whether such lease is an operating or capital lease); (vi) create any Claim (other than Permitted Encumbrances) on the property of the Company or any of its Subsidiaries; or (vii) enter into any "keep well" or other agreement or arrangement to maintain the financial condition of any other Person except wholly-owned Subsidiaries of the Company.

                  5.2.9. CONTRACTS. Except as set forth on SCHEDULE 5.2.9, the Company shall not, and shall not permit any of its Subsidiaries to, (i) enter into or commit to enter into any license, distributorship, franchise, boutique, manufacturing or distribution agreements, or any real estate leases; (ii) enter into or commit to enter into, any contract, agreement or understanding (A) requiring aggregate payments greater than $500,000 or (B) having a duration in excess of one year and requiring annual payments greater than $100,000; (iii) modify, rescind, terminate, waive, release or otherwise amend, in each case in any material respect, any of the terms or provisions of any Material Contract; or (iv) renew or extend, or agree to renew or extend, any Material Contract for a period or term greater than one year, other than any such renewal or extension that is automatic and not within the discretion of the Company under the terms of the applicable Material Contract. For the avoidance of doubt, the Company may document any legally binding oral agreement listed on SCHEDULE 4.2.19, so long as such documentation reflects terms and conditions substantially similar to those of such oral agreement as previously disclosed to LVMH.

                  5.2.10. TAXES. Except for any Tax election in connection with the change in the Company's fiscal year end from the last Sunday of the year to the last Saturday of the year, the Company shall not, and shall not permit any of its Subsidiaries to, other than as required by the SEC, Law or GAAP applied on a consistent basis, make any Tax election that is inconsistent with a prior Tax election or revoke any Tax election, settle or compromise any Tax liability material to the Company or its Subsidiaries, or make any changes with respect to Tax or accounting methods, policies, procedures and practices.

                  5.2.11. TRANSACTIONS. The Company shall not, and shall not permit any of its Subsidiaries to, engage in, permit, agree to or commit to any transaction or act that is reasonably likely to render untrue any of the representations and warranties of the Company contained in this Agreement.

                  5.2.12. IMPAIRMENT. The Company shall not, and shall not permit any of its Subsidiaries to, take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in SECTION 7 not being satisfied, or that would materially impair the ability of the Company, LVMH or Acquisition Sub to consummate the Merger in accordance with the terms hereof or materially delay such consummation.

                  5.2.13. REVALUE. The Company shall not, and shall not permit any of its Subsidiaries to, revalue in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary and usual course of business consistent with past practice or as required by GAAP applied on a consistent basis.

                  5.2.14. LITIGATION. The Company shall not, and shall not permit any of its Subsidiaries to, settle or compromise any pending or threatened suit, action or claim relating to the Merger.

                  5.2.15. LIMIT OF COMPETITION. Except as entered into in the ordinary course of business and permitted pursuant to SECTION 5.2.9. the Company shall not, and shall not permit any of its Subsidiaries to, enter into any agreement or arrangement that would limit or restrict the Surviving Corporation and its Affiliates (including LVMH) or any successor thereto, from engaging or competing in any line of business or in any geographic area.

         5.3. LVMH CONSENTS. As soon as practicable following the execution hereof, LVMH shall identify to the Company a person or persons responsible for reviewing and communicating the approval or disapproval of any actions for which approval is required pursuant to SECTION 5.2. LVMH shall cause such persons expeditiously to respond to the Company's requests for approval pursuant to
SECTION 5.2.

6. ADDITIONAL AGREEMENTS.

         6.1. ACCESS TO INFORMATION; CONFIDENTIALITY. Between the date hereof and the Closing Date, upon reasonable notice and subject to the restrictions contained in this SECTION 6.1, the Company shall, and shall cause each of its Subsidiaries to, afford reasonable access to the Representatives of LVMH and Acquisition Sub (including their employees, accountants, counsel and other Representatives), during normal business hours, to all its properties, books, contracts, commitments, senior personnel and records, and shall cause each of its Subsidiaries to furnish promptly to LVMH or its Representatives all other information concerning its business, properties and personnel as LVMH may reasonably request, provided no investigation pursuant to this SECTION 6.1 shall affect or modify any representation or warranty given by the Company or the conditions to the obligation of LVMH and Acquisition Sub hereunder; provided, however, that the Company may restrict the foregoing access to the extent that
(x) any Law, or Company Order requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information, (y) the information is subject to confidentiality obligations to a third party or (z) the information is subject to the attorney-client privilege. Each of LVMH and Acquisition Sub will, and will cause their respective Representatives to, hold any such information obtained pursuant to this SECTION 6.1 in confidence in accordance with, and shall otherwise be subject to, the provisions of the confidentiality letter, dated February 7, 2001, between LVMH and the Company (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement shall continue in full force and effect after the date hereof.

         6.2. ACQUISITION PROPOSAL.

                  6.2.1. NO SOLICITATION. Except as provided in SECTION 6.2.2, the Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their employees or other Representatives (including any investment banker, financial advisor, attorney or accountant retained by it or any of its Subsidiaries) to, directly or indirectly, (i) initiate, solicit, encourage (including by way of furnishing information which has not been previously publicly disseminated), negotiate, or take any action to facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, any Acquisition Proposal;
(ii) have any discussion with or provide any confidential information or data to, or otherwise cooperate in any way with, any Person that is seeking to make, or has made, an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; or (iv) approve or recommend, or propose publicly to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal. The Company agrees that it will, and will cause its Subsidiaries and their respective Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal.


                  6.2.2. SUPERIOR PROPOSAL. Notwithstanding anything in this Agreement to the contrary, each of the Company, its Board of Directors and the Special Committee shall be permitted (A) to the extent applicable, to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to any Acquisition Proposal, (B) to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person or (C) to approve or recommend an unsolicited bona fide written Acquisition Proposal to the stockholders of the Company or to withdraw, modify or change, in any manner adverse to LVMH, its approval or recommendation of this Agreement and the Merger, or to resolve to do any of the foregoing, but if and only to the extent that, in any such case referred to in clause (B) or (C), (i) the Company Stockholders' Meeting shall not have occurred, (ii) it has received an unsolicited bona fide written Acquisition Proposal from a Person and the Company's Board of Directors or the Special Committee concludes in good faith that such Acquisition Proposal, in the case of clause (B), is reasonably likely to result in a Superior Proposal (as defined below) or, in the case of clause
(C), constitutes a Superior Proposal, (iii) the Company's Board of Directors or the Special Committee, after consultation with outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, and (iv) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person in connection with an Acquisition Proposal by any such Person, the Company's Board of Directors or the Special Committee receives from such Person an executed confidentiality agreement having provisions that are customary in such agreements, as advised by counsel. The Company shall notify LVMH and Acquisition Sub promptly of any such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers. The Company agrees that it will promptly keep LVMH informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations. The Company agrees that it will use reasonable best efforts to promptly inform its Representatives of the obligations undertaken in this SECTION 6.2. Nothing in this SECTION 6.2 shall affect the obligation of the Company to hold the Company Stockholders' Meeting to obtain the Company Stockholder Approval in accordance with SECTION
6.11.4. The Company shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger. "SUPERIOR PROPOSAL" means a bona fide unsolicited written Acquisition Proposal made by a Person other than LVMH for at least a majority of the outstanding shares of Company Common Stock on terms which the Board of Directors of the Company or the Special Committee in good faith concludes by majority vote (following receipt of the advice of its financial advisors and outside legal counsel), taking into account, among other things, all terms and conditions of the proposal (including break-up fees, expense reimbursement provisions and conditions to consummation) and all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (x) would, if consummated, result in a transaction that is more favorable and provide greater value to the stockholders of the Company (in their capacities as stockholders), from a financial point of view, than the Merger and
(y) is reasonably likely to be completed.

         6.3. FEES AND EXPENSES. Except as otherwise provided in SECTION 8.2 and except with respect to claims for damages incurred as a result of a material breach of this Agreement, all costs and expenses incurred in connection with this Agreement, the Voting Agreements and the Merger shall be paid by the party incurring such cost or expense.

         6.4. BROKERS OR FINDERS.

                  6.4.1. THE COMPANY. The Company represents, as to itself, its Subsidiaries and its Affiliates (other than the DK/SW Stockholders), that no agent, broker, investment banker, financial advisor or other Person is or will be entitled to any broker's or finders fee or any other commission or similar fee in connection with the Merger, except the Financial Advisor, whose fees and expenses will be paid by the Company in accordance with the Company's agreements with such firm.

                  6.4.2. LVMH AND ACQUISITION SUB. Each of LVMH and Acquisition Sub represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other Person engaged by any of them is or will be entitled to receive from the Company any broker's or finders fee or any other commission or similar fee in connection with the Merger.

         6.5. INDEMNIFICATION AND INSURANCE.

                  6.5.1. INDEMNIFICATION. The Surviving Corporation shall, and LVMH shall cause the Surviving Corporation to, (i) indemnify and hold harmless, and provide advancement of expenses to, all past, present and future directors, officers and employees of the Company and its Subsidiaries (in all of their capacities) (x) at least to the same extent such persons are indemnified or have the right to advancement of expenses or to conduct the defense of any claims as of the date hereof by the Company and its Subsidiaries pursuant to their respective certificates of incorporation, bylaws (or comparable organizational documents) and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of the Company and its Subsidiaries, and (y) without limitation to clause (x), to the fullest extent permitted by Law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement, the Voting Agreements, the Merger or the consummation of any transactions between or among any of the DK/SW Stockholders or any of their respective Affiliates, on the one hand, and LVMH or any of its Subsidiaries or Affiliates, on the other hand), and (ii) to the extent permitted by Law, include and cause to be maintained in effect in the Surviving Corporation's (or any successor's) certificate of incorporation and bylaws after the Effective Time provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current Company Certificate of Incorporation and bylaws.

                  6.5.2. INSURANCE. For six years after the Effective Time, the Surviving Corporation shall, and LVMH shall cause the Surviving Corporation to, maintain in effect the Company's current directors' and officers' liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that the Surviving Corporation may substitute therefor policies containing terms with respect to coverage and amount no less favorable to such directors or officers; PROVIDED, FURTHER, that in no event shall the Surviving Corporation be required to pay aggregate annual premiums for insurance under this SECTION 6.5.2 in excess of 200% of the aggregate premiums paid by the Company in fiscal 2000 for such purpose; provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. LVMH agrees, and will cause the Surviving Corporation, not to take any action that would have the effect of limiting the aggregate amount of insurance coverage required to be maintained for the individuals referred to in this SECTION 6.5.2.

                  6.5.3. ENFORCEABILITY. The provisions of this SECTION 6.5 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her Representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individuals may have by contract or otherwise. The obligations of the Surviving Corporation under this SECTION 6.5 shall not be terminated or modified in such a manner as to adversely affect any indemnitees to whom this SECTION 6.5 applies without the consent of such affected indemnitee.

                  6.5.4. SUCCESSORS. In the event that after the Effective
Time the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its assets to any Person, then, and in each such case, proper provision shall be made so that any successor or assign of the Surviving Corporation shall assume the obligations set forth in this SECTION 6.5.

         6.6.REASONABLE BEST EFFORTS; COOPERATION.

                  6.6.1. REASONABLE BEST EFFORTS. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings with, and the taking of all steps as may be necessary to obtain a necessary approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties (including, without limitation, the consents listed on SCHEDULE 6.6.1(II)), (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Voting Agreements or the consummation of the Merger, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and
(iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Each party hereto agrees to furnish the others with such necessary information and reasonable assistance as such other parties and their respective Affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Authorities, including any filings necessary under the provisions of the HSR Act.

                  6.6.2. HSR. Each party hereto shall file or cause to be filed with the FTC and the Antitrust Division any notification required to be filed by their respective "ultimate parent entities" under the HSR Act and the rules and regulations promulgated thereunder with respect to the Merger. Such parties will use all reasonable efforts to make such filings promptly and to respond on a timely basis to any requests for additional information made by either of such agencies. Each of the parties hereto agrees to furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates (in the case of the Company, other than the DK/SW Stockholders) and their respective Representatives (in the case of the Company, other than the DK/SW Stockholders), on the one hand, and the FTC, the Antitrust Division or any other Governmental Authority or members or their respective staffs, on the other hand, with respect to this Agreement, the Voting Agreements and the Merger, other than confidential financial information filed therewith.

                  6.6.3. DEFENSE OF LITIGATION. In furtherance and not in limitation of any of the covenants of the parties contained in this SECTION 6.6, if any administrative or judicial action or proceeding, including any proceeding by a private Person, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law (as hereafter defined) or if any Law, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Authority which would make the Merger illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger, each of the Company and LVMH shall cooperate in all respects with each other and use its reasonable best efforts, to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger. Notwithstanding the foregoing or any other provisions of this Agreement, in no event shall LVMH, Acquisition Sub or the Company or any of their respective Affiliates be required to divest itself of any assets, conduct its business in a specified manner, amend any license agreement to which it is a party or take any other action that would render untrue any of the representations and warranties of such party contained in this Agreement or otherwise have a Material Adverse Effect on such party in connection therewith. Further, notwithstanding the foregoing or any other provision of this Agreement, nothing in this SECTION 6.6 shall limit a party's right to terminate this Agreement pursuant to SECTION
8.1.2 or 8.1.3 so long as such party has up to then complied with its obligations under this SECTION 6.6. For purposes of this Agreement, "REGULATORY LAW" means the Sherman Anti-Trust Act, as amended, the EC Merger Regulation, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws, orders, decrees, administrative and judicial doctrines that are designed or intended to prohibit, restrict or regulate (i) mergers, acquisitions or other business combinations or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

                  6.6.4. STATE TAKEOVER STATUTES. Without limiting the foregoing, the Company and its Board of Directors shall (i) take all actions necessary or otherwise reasonably requested by LVMH to exempt the Merger and the Voting Agreements from the provisions of any applicable Takeover Statutes or Corporate Takeover Provisions and (ii) if any Takeover Statute or similar statute or regulation or Corporate Takeover Provision becomes applicable to the Merger or this Agreement, take all action reasonably necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated herein and otherwise to minimize the effect of such Takeover Statute or other statute or regulation or Corporate Takeover Provision on the Merger.

         6.7. PUBLICITY. The parties will consult with each other upon any press release or public announcement pertaining to the Merger and shall not issue any such press release or make any such public announcement prior to such consultation, except as may be required by applicable Law (or stock exchange rules), in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

         6.8. INTENTIONALLY OMITTED.

         6.9. NOTIFICATION OF CERTAIN MATTERS. Each party shall give prompt written notice to the others of (i) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at any time from the date hereof until the Closing Date and
(ii) the failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder.

         6.10. TRUSTEES. The Company will use its reasonable best efforts to obtain from each officer or director of the Company or any of its Subsidiaries who is serving as a trustee of any Company Benefit Plan a duly executed resignation letter resigning from such position effective as of the Effective Time.

         6.11. PREPARATION AND FILING OF PROXY STATEMENT AND SCHEDULE 13E-3; STOCKHOLDERS' MEETING.

                  6.11.1. PROXY STATEMENT. As promptly as practicable following the date of this Agreement, and in any event within 45 days, the Company shall prepare, in consultation with LVMH, and file with the SEC the Proxy Statement. The Company shall, as promptly as practicable after receipt thereof, provide true, complete and correct copies of any written comments received from the SEC with respect to the Proxy Statement to LVMH and shall advise LVMH of any oral comments with respect to the Proxy Statement received from the SEC. The Company shall provide LVMH with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement to the Proxy Statement prior to filing such with the SEC, and shall provide LVMH with a copy of all such filings made with the SEC.

                  6.11.2. SCHEDULE 13E-3. As promptly as practicable following the date of this Agreement, LVMH, Acquisition Sub and the Company shall file with the SEC, and shall use all reasonable best efforts to cause any of their respective Affiliates engaging in this transaction to file with the SEC, the
Schedule 13E-3 with respect to the Merger.

                  6.11.3. PROVISION OF INFORMATION; COOPERATION. Each of the parties hereto agrees to use all reasonable best efforts to cooperate and to provide each other with such information as any of such parties may reasonably request in connection with the preparation of the Proxy Statement and the
Schedule 13E-3. The Schedule 13E-3 shall be filed with the SEC concurrently with the filing of the Proxy Statement. Each party hereto agrees promptly to supplement, update and correct any information provided by it for use in the Proxy Statement or the Schedule 13E-3 if and to the extent that such information is or shall have become incomplete, false or misleading.

                  6.11.4. STOCKHOLDERS' MEETING. The Company shall, as promptly as practicable following the date of this Agreement and the completion of any SEC review of the Proxy Statement, duly call, give notice of, convene and hold a meeting of its stockholders (the "COMPANY STOCKHOLDERS' MEETING") for the purpose of considering and voting upon the approval of this Agreement and the Merger. Subject to the fiduciary duties of the Board of Directors of the Company, as described in the following proviso, the Proxy Statement shall include the recommendation of the Board of Directors of the Company to the stockholders of the Company in favor of approval of the Merger and this Agreement; PROVIDED, HOWEVER, that the Board of Directors of the Company may, at any time prior to the date of the Company Stockholders' Meeting, withdraw, modify or change any such recommendation in accordance with SECTION 6.2; PROVIDED, FURTHER, however, that such withdrawal, modification or change shall not affect the Company's obligation to hold the Company Stockholders' Meeting for the purpose of seeking the Company Stockholder Approval.

         6.12. INTENTIONALLY OMITTED.

         6.13. EMPLOYMENT MATTERS. For not less than one year following the Effective Time, the Surviving Corporation shall, and LVMH shall cause the Surviving Corporation to, maintain compensation and employee benefits plans and arrangements and perquisites for employees and former employees of the Company and its Subsidiaries that, in the aggregate, are reasonably comparable to those provided pursuant to their compensation and employee benefit plans and arrangements and perquisites in effect as of the date hereof (other than the Donna Karan International Inc. Wealth Accumulation Plan and the Equity Incentive Plans). In addition, the Surviving Corporation shall, and LVMH shall cause the Surviving Corporation to, comply with the terms of any employment agreement (including, without limitation, with respect to any payments due upon termination of any such agreement), severance agreement, termination agreement, change of control agreement or "golden parachute" agreement to which the Company or any of its Subsidiaries is a party on the date hereof.

         6.14. COVENANTS OF LVMH.

                  6.14.1. LVMH shall cause Gabrielle Studio, Inc. to exercise its rights and perform its obligations under the DKI License Agreement in good faith and in accordance with its judgment, which shall be exercised in a commercially reasonable manner.

                  6.14.2. LVMH shall cause Gabrielle Studio, Inc. to comply with its confidentiality obligations under any license agreement to which the Company or any Subsidiary is a party.

                  6.14.3. Each of LVMH and Acquisition Sub agrees that it will, at the Company Stockholders' Meeting, vote (or cause to be voted) any shares of Company Common Stock then owned beneficially or of record by it (i) in favor of this Agreement and the Merger and (ii) against any matters submitted to the stockholders of the Company inconsistent with the Merger.

         6.15. OBLIGATIONS OF LVMH AND ACQUISITION SUB. LVMH Moet Hennessy Louis Vuitton S.A. ("LVMH S.A.") shall cause each of LVMH, Acquisition Sub and the Surviving Corporation to comply with all of its respective obligations under this Agreement (including indemnification obligations set forth in SECTION 6.5).

7. CONDITIONS PRECEDENT.

         7.1. CONDITIONS TO THE COMPANY'S OBLIGATIONS. The obligation of the Company to consummate the Merger is subject to the fulfillment of all of the following conditions on or prior to the Closing Date (unless satisfaction of any such condition is expressly waived in writing by the Company, or unless the Company causes such condition not to be satisfied).

                  7.1.1. REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of LVMH and Acquisition Sub contained in this Agreement that is qualified by a reference to materiality or Material Adverse Effect shall be true and correct in all respects when made and on and as of the Closing Date as if made on and as of the Closing Date (except for those representations and warranties that are so qualified and relate to a particular date, which representations and warranties shall be true and correct in all respects as of such date), and each of the representations and warranties of LVMH and Acquisition Sub contained in this Agreement that is not so qualified shall be true and correct in all material respects when made and on and as of the Closing Date as if made on and as of the Closing Date (except for those representations and warranties that are not so qualified and relate to a particular date, which representations and warranties shall be true and correct in all material respects as of such date) and the Company shall have received a certificate of a senior executive officer of each of LVMH and Acquisition Sub to such effect.

                  7.1.2. COVENANTS. Each of LVMH and Acquisition Sub shall have performed or complied with, in all material respects, all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date and the Company shall have received a certificate of a senior executive officer of each of LVMH and Acquisition Sub to such effect.

         7.2. CONDITIONS TO LVMH'S AND ACQUISITION SUB'S OBLIGATIONS. The obligation of LVMH and Acquisition Sub to consummate the Merger is subject to the fulfillment of all of the following conditions on or prior to the Closing Date (unless satisfaction of any such condition is expressly waived in writing by LVMH, or unless LVMH or Acquisition Sub causes such condition not to be satisfied).

                  7.2.1. REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company contained in this Agreement (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct when made and on and as of the Closing Date as if made on and as of the Closing Date (except for those representations and warranties that relate to a particular date, which representations and warranties shall be true and correct as of such date), provided that this SECTION 7.2.1 shall be deemed satisfied so long as all failures of such representations and warranties to be true and correct (disregarding all such qualifications as aforesaid), taken together, would not reasonably be expected to have a Material Adverse Effect on the Company and LVMH shall have received a certificate of a senior executive officer of the Company to such effect.

                  7.2.2. COVENANTS. The Company shall have performed or complied with, in all material respects, all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date, provided that this SECTION 7.2.2 shall be deemed satisfied so long as all failures by the Company to perform or comply with such agreements and covenants, taken together, would not reasonably be expected to (i) have a Material Adverse Effect on the Company or (ii) materially impair or delay the ability of the Company, LVMH or Acquisition Sub to consummate the Merger in accordance with the terms hereof, and LVMH shall have received a certificate of a senior executive officer of the Company to such effect.

         7.3. CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

                  7.3.1. APPROVAL. The Company Stockholder Approval shall have been obtained.

                  7.3.2. WAITING PERIOD. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and any applicable foreign competition, antitrust or investment laws shall have been terminated or shall have expired.

                  7.3.3. NO INJUNCTION. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "INJUNCTION") preventing the consummation of the Merger shall be in effect.

                  7.3.4. NO LAW. No Law shall have been enacted, promulgated or otherwise issued by any Governmental Authority that prohibits the consummation of the Merger.

8. TERMINATION AND AMENDMENT.

         8.1. TERMINATION. Subject to SECTION 8.5, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company:

                  8.1.1. By mutual written consent of the Company and LVMH;

                  8.1.2. By either the Company or LVMH, if the Effective Time shall not have occurred on or before December 31, 2001 (the "TERMINATION DATE"); PROVIDED, HOWEVER, that the right to terminate this Agreement under this SECTION
8.1.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, or primarily contributed to, the failure of the Effective Time to occur on or before the Termination Date;

                  8.1.3. By either the Company or LVMH, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, in accordance with SECTION 6.6) permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                  8.1.4. By LVMH or the Company, if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or of any adjournment thereof at which the vote was taken;

                  8.1.5. By LVMH, if (i) the Board of Directors of the Company (whether or not under circumstances permitted by this Agreement) shall have failed to make the recommendation contemplated by SECTION 4.2.18 and SECTION
6.11.4 or shall have withdrawn or modified, in any manner which is adverse to LVMH, its recommendation or approval of the Merger or this Agreement or shall have resolved to do so or (ii) the Board of Directors of the Company shall have approved or recommended to the stockholders of the Company any Acquisition Proposal (other than the Merger) or shall have resolved to do so; PROVIDED THAT LVMH may condition the effectiveness of such termination pursuant to this
SECTION 8.1.5 upon receipt by LVMH or its designee of the amounts that are payable to LVMH or its designee under SECTION 8.2;

                  8.1.6. By LVMH, if there has been any inaccuracy in or breach of any of the Company's representations or warranties, or the Company shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, in each case such that the conditions set forth in SECTION 7.2 are not capable of being satisfied on or before the Termination Date; provided, however, that before LVMH may terminate this Agreement under this SECTION 8.1.6, it shall deliver written notice to the Company specifying such breach in reasonable detail and shall give the Company a period of thirty (30) days following receipt of such notice in which to cure such breach, regardless of whether such 30-day period extends beyond the Termination Date; and

                  8.1.7. By the Company, if there has been any inaccuracy in or breach of any of LVMH's or Acquisition Sub's representations or warranties, or LVMH or Acquisition Sub shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, in each case such that the conditions set forth in SECTION 7.1 are not capable of being satisfied on or before the Termination Date; provided, however, that before the Company may terminate this Agreement under this SECTION 8.1.7, it shall deliver written notice to LVMH specifying such breach in reasonable detail and shall give LVMH a period of thirty (30) days following receipt of such notice in which to cure such breach, regardless of whether such 30-day period extends beyond the Termination Date.

         8.2. EFFECT OF TERMINATION.

                  8.2.1. In the event of termination of this Agreement by either the Company or LVMH as provided in SECTION 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of LVMH, Acquisition Sub or the Company or their respective Affiliates, officers, directors, or stockholders or other Representatives, except (a)
SECTION 6.1 (with respect to the confidentiality obligations of LVMH and Acquisition Sub thereunder), SECTION 6.3, SECTION 8.2 and SECTION 9 shall survive such termination, and (b) no such termination shall relieve any party from liability for a breach of any term or provision hereof.

                  8.2.2. If (i) LVMH shall terminate this Agreement pursuant to
SECTION 8.1.2, (without the Company Stockholders' Meeting having occurred); (ii) LVMH shall terminate this Agreement pursuant to SECTION 8.1.5; (iii) this Agreement shall be terminated pursuant to SECTION 8.1.4 and, prior to the Meeting Date, an Acquisition Proposal shall have been publicly disclosed or announced; or (iv) this Agreement shall be terminated pursuant to SECTION 8.1.4 and, within twelve months of the date of such termination, the Company shall have entered into, or shall have resolved to enter into, a definitive agreement with respect to any Acquisition Proposal, then the Company shall promptly, but in no event later than five days after the date of such termination (or, in the case of clause (iv), five days after the date the Company enters into, or resolves to enter into, such definitive agreement), pay LVMH an amount equal to $5,000,000; PROVIDED, however, that, notwithstanding the foregoing, such amount shall not be payable if: (A) the reason for the termination pursuant to SECTION
8.1.2 is not attributable to the breach of this Agreement by the Company; or (B) in the case of termination pursuant to SECTION 8.1.4 OR 8.1.5, LVMH or Acquisition Sub is then in material breach of this Agreement, or (C) in the case of termination pursuant to SECTION 8.1.4, any of the DK/SW Stockholders shall have failed to vote in favor of the Merger as required by the DK Agreement and as a result of such failure the Company Stockholder Approval shall not be obtained.

                  8.2.3. If LVMH shall terminate this Agreement pursuant to
SECTION 8.1.4 or SECTION 8.1.6, the Company shall promptly pay, or reimburse LVMH for, the amount of all out-of-pocket costs, fees and expenses reasonably incurred by LVMH or Acquisition Sub or on their behalf arising out of, in connection with, or related to this Agreement, the Voting Agreements and the Merger (including HSR Act and other filing fees, fees and expenses of printers, accountants, financial advisors, attorneys, consultants and appraisers), as well as commitment and other fees, charges and expenses of any such Person; PROVIDED, that, the Company's aggregate payments and reimbursements pursuant to this
SECTION 8.2.3 shall in no event exceed $2,500,000; PROVIDED, however, that, notwithstanding the foregoing, such amounts shall not be payable if the reason for the termination pursuant to SECTION 8.1.4 OR 8.1.6 is primarily attributable to a material breach of this Agreement by LVMH or Acquisition Sub or, in the case of termination pursuant to SECTION 8.1.4, any of the DK/SW Stockholders shall have failed to vote in favor of the Merger as required by the DK Agreement and as a result of such failure the Company Stockholder Approval shall not be obtained.

                  8.2.4. The parties acknowledge that the agreements contained in this SECTION 8.2 are an integral part of this Agreement and that, without these agreements, none of the parties would enter into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to this SECTION 8.2, and, in order to obtain such payment, LVMH commences a suit which results in a judgment against the Company for the fee set forth in this
SECTION 8.2, the Company shall pay to LVMH its reasonable and documented costs and expenses (including reasonable and documented attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made plus 1%, notwithstanding the provisions of SECTION 6.3. The parties agree that any remedy or amount payable pursuant to this SECTION 8.2 shall be an exclusive remedy, except for fraud, any willful breach of any representation, warranty, covenant or agreement contained in this Agreement or any action seeking specific performance.

         8.3. AMENDMENT. Subject to SECTION 8.5, this Agreement may be amended, modified or supplemented, before or after the Company Stockholder Approval, only by written agreement of LVMH, Acquisition Sub and the Company authorized by their respective Boards of Directors at any time prior to the Effective Time with respect to any of the terms contained herein; PROVIDED, HOWEVER, that, after the Company Stockholder Approval, no term or condition contained in this Agreement shall be amended or modified in any manner that by Law requires further approval by the stockholders of the Company without so obtaining such further stockholder approval.

         8.4. EXTENSION; WAIVER. Subject to SECTION 8.5, at any time prior to the Effective Time, any party hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, with respect to any party that is not an Affiliate of such first party (i) extend the time for the performance of any of the obligations or other acts of any of the other non-Affiliate parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

         8.5. SPECIAL COMMITTEE. No (i) termination of this Agreement by the Company under SECTION 8.1 may be effected, (ii) amendment of this Agreement under SECTION 8.3 may be made or (iii) extension or waiver by the Company under
SECTION 8.4 may be granted, in each case, without the prior approval of the Special Committee.

9. MISCELLANEOUS

         9.1. NOTICES. Any notice, demand or request which may be permitted, required or desired to be given in connection herewith shall be given in writing and directed to the parties hereto as follows:


If to the Company:               Donna Karan International Inc.
                                 550 Seventh Avenue
                                 New York, New York 10018, USA
                                 Attention: John D. Idol, Chief Executive Officer,
                                 and Lynn E. Usdan, General Counsel
                                 Fax: (212) 789-1692

and  with a copy to:             Proskauer Rose LLP
                                 1585 Broadway
                                 New York, New York 10036, USA
                                 Attention:  Arnold S. Jacobs, Esq.
                                 Fax: (212) 969-2900

and with a copy to:              The Special Committee of the Board of
                                 Directors of Donna Karan International Inc.
                                 c/o Donna Karan International Inc.
                                 550 Seventh Avenue - 9th Floor
                                 New York, New York 10018, USA
                                 Attention: M. William Benedetto, Chairperson
                                 Fax: (212) 789-1692


and with a copy to:              Mayer Brown & Platt
                                 1675 Broadway
                                 New York, New York 10019-5820, USA
                                 Attention: Philip Allen Lacovara, Esq
                                 Fax: (212) 262-1910




If to LVMH or Acquisition Sub:   LVMH Moet Hennessy Louis Vuitton Inc.
                                 19 East 57th Street, Fifth Floor
                                 New York, New York 10022, USA
                                 Attention: General Counsel
                                 Fax: (212)340-7620

and with a copy to:              LVMH Moet Hennessy Louis Vuitton
                                 30, avenue Hoche
                                 Paris, FRANCE
                                 Attention: Yves Carcelle, President, Fashion Group
                                 Fax: 011-33-1-44-13-24-68



and with a copy to:              Barack Ferrazzano Kirschbaum
                                 Perlman & Nagelberg
                                 333 West Wacker Drive, 27th Floor
                                 Chicago, Illinois 60606, USA
                                 Attention: Peter J. Barack, Esq.
                                 Fax: (312) 984-3150

and with a copy to:              Davis Polk & Wardwell
                                 450 Lexington Avenue
                                 New York, New York 10017, USA
                                 Attention: Paul R. Kingsley, Esq.
                                 Fax: (212) 450-5591


Notices shall be deemed properly delivered and received (i) if personally delivered, upon receipt or refusal to accept delivery, (ii) if sent via facsimile, upon mechanical confirmation of successful transmission thereof generated by the sending telecopy machine, (iii) if sent by a commercial overnight courier for delivery on the next business day, on the first business day after deposit with such courier service, or (iv) if sent by registered or certified mail (postage prepaid, return receipt requested), five days after deposit thereof in the U.S. mail. Any party may change its address for delivery of notices by properly notifying the others pursuant to this SECTION 9.1.

         9.2. NONSURVIVAL OF COVENANTS AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the covenants and agreements contained in SECTION 3, SECTION 6.5, SECTION 6.13 and SECTION 6.15 and any other covenant or agreement that contemplates performance after the Effective Time.

         9.3. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement, the Confidentiality Agreement, any other documents and instruments referred to herein and the Exhibits and Schedules hereto, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement and the Exhibits and Schedules hereto shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than SECTION 6.5 and
SECTION 6.13, which are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons.

         9.4. ASSIGNMENT Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Acquisition Sub may assign, in its sole discretion, all of its rights, interests and obligations hereunder to any newly-formed direct wholly-owned Subsidiary of LVMH or Acquisition Sub. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         9.5. DIRECTOR, OFFICER AND STOCKHOLDER LIABILITY. The directors, officers and stockholders of LVMH and its Affiliates shall not have any personal liability or obligation arising under this Agreement (including any claims that the Company may assert). The directors, officers, and stockholders of the Company and its Affiliates shall not have any personal liability or obligation arising under this Agreement (including any claims that LVMH or Acquisition Sub may assert).

         9.6. SPECIFIC PERFORMANCE. The parties recognize that in the event the Company should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. LVMH and Acquisition Sub shall therefore be entitled, in addition to any other remedies which may be available, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, the Company hereby waives the defense that there is an adequate remedy at law.

         9.7. EFFECTIVENESS. This Agreement shall not become effective until such time as this Agreement (or counterparts hereof) as been executed and delivered by each of the parties hereto.

         9.8. LEGAL HOLIDAY. If any date herein set forth for the performance of any obligations or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term "legal holiday" means any city, state or federal holiday for which financial institutions or post offices are generally closed in New York City or the State of New York for observance thereof.

         9.9. CONSTRUCTION. Whenever used in this Agreement, the singular shall include the plural and vice versa (where applicable), the use of the masculine, feminine or neuter gender shall include the other genders (unless the context otherwise requires), the words "hereof," "herein," "hereto," "hereby," "hereunder" and other words of similar import refer to this Agreement as a whole (including all schedules and exhibits), and the words "include", "includes" and "including" shall mean "include, without limitation", "includes, without limitation" and "including, without limitation", respectively. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that LVMH, Acquisition Sub and the Company have all contributed substantially and materially to the preparation of this Agreement. The headings of various Sections in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof.

         9.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflict of laws rules.

         9.11. REMEDIES CUMULATIVE. Except as otherwise provided herein, all remedies of any party hereunder are cumulative and not alternative, and are in addition to any other remedies available at law, in equity or otherwise.

         9.12. COUNTERPARTS. This Agreement may be executed in any number of identical counterparts, any of which may contain the signatures of less than all parties, and all of which together shall constitute a single agreement.

         9.13. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity or enforceability of any other provision hereof.

         9.14. SUBMISSION TO JURISDICTION; WAIVERS. Each of the parties to this Agreement irrevocably agrees that any legal action or proceeding with respect to this Agreement, or for recognition and enforcement of any judgment in respect hereof, brought by any other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise),
(c) to the fullest extent permitted by applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts, and (d) any right to a trial by jury.

         9.15. DEFINITION OF KNOWLEDGE. As used herein, the word "knowledge" shall, with respect to the Company, mean the actual knowledge of those people listed on SCHEDULE 9.15.

              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                      PARENT:


                                           LVMH MOET HENNESSY LOUIS VUITTON INC.


                                           By: /s/ Bruce G. Ingram
                                               --------------------------------


                                           Name:   Bruce G. Ingram
                                                -------------------------------


                                           Title:    Senior Vice President
                                                     --------------------------


                                      ACQUISITION SUB:

                                           DKI ACQUISITION, INC.


                                           By: /s/ Bruce G. Ingram
                                               --------------------------------


                                           Name:   Bruce G. Ingram
                                                -------------------------------


                                           Title:    President
                                                     --------------------------


                                      THE COMPANY:

                                           DONNA KARAN INTERNATIONAL INC.


                                           By: /s/ John D. Idol
                                               --------------------------------


                                           Name:   John D. Idol
                                                -------------------------------


                                           Title:  Chief Executive Officer
                                                -------------------------------

LVMH S.A. hereby accepts and agrees to Sections 6.15 and 9.14 of this Agreement and acknowledges that the Company (and, if any breach of Section 6.15 relates to Section 6.5 or Section 6.13 of this Agreement, any Person who may enforce
Section 6.5 or Section 6.13, as the case may be, pursuant to Section 9.3 of this Agreement) may proceed directly against LVMH S.A. in the event of any breach of
Section 6.15.


                                          LVMH MOET HENNESSY LOUIS VUITTON S.A.


                                           By: /s/ Yves Carcelle
                                               --------------------------------


                                           Name: / Yves Carcelle
                                                -------------------------------


                                           Title:
                                                 ------------------------------